Exhibit 99.1

EXPLANATORY NOTE

Zimmer Biomet Holdings, Inc. (“we,” “us,” “our,” the “Company” and other similar words) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2026 (the “2025 Form 10-K”).

In the quarter ended March 31, 2026, the responsibilities of certain senior leaders who report to our chief operating decision maker (“CODM”) and the related operating profit information that these leaders present to the CODM changed. The changes were primarily that: 1) results related to our Foot and Ankle business in Europe, Middle East and Africa (“EMEA”) and Asia Pacific are now included in the results of the Americas operating segment, and 2) certain product category expenses, such as centralized research and development (“R&D”) and global marketing, are now included in the results of the Americas operating segment.

The Form 8-K is being filed solely to recast financial information and related disclosures contained in the 2025 Form 10-K to reflect changes to the composition of our operating segments, as discussed in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Segment Operating Profit” and Note 18, “Segment Data,” in Part II, Item 8. “Financial Statements and Supplementary Data.”

The following items of the 2025 Form 10-K are being recast as reflected in this Exhibit 99.1:

•
Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
•
Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth in this Exhibit 99.1 to reflect the changes to the composition of our operating segments, no revisions have been made to the 2025 Form 10-K to update for other information, developments or events that have occurred since the 2025 Form 10-K was filed with the SEC. This Exhibit 99.1 does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the 2025 Form 10-K except with respect to the changes to the composition of our operating segments. This Exhibit 99.1 should be read in conjunction with the 2025 Form 10-K and subsequent filings with the SEC, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding forward-looking statements, events, developments, and updates affecting us and our expectations that have occurred since the filing of the 2025 Form 10-K. The information contained in this Exhibit 99.1 is not an amendment to, or a restatement of, the 2025 Form 10-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding financial guidance, statements regarding macro pressures, including the impact of such pressures on our business, and any statements about our forecasts, expectations, plans, intentions, commitments, strategies or prospects. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: competition; pricing pressures; dependence on new product development, technological advances and innovation; changes in customer demand for our products and services caused by demographic changes, obsolescence, development of different therapies or other factors; our ability to attract, retain, develop and maintain adequate succession plans for the highly skilled employees, senior management, independent agents and distributors we need to support our business; the transformation of our sales and distribution network in the U.S. and other markets; shifts in the product category or regional sales mix of our products and services; the risks and uncertainties related to our ability to successfully execute our restructuring plans; risks and uncertainties relating to our ability to successfully execute on our product portfolio rationalization plans; control of costs and expenses; risks related to the ability to realize the anticipated benefits of our acquisitions, including the possibility that the expected benefits from such transactions will not be realized or will not be realized within the expected time period; the risk that acquired businesses will not be integrated successfully; the effects of business disruptions affecting us, our suppliers, customers or payors, either alone or in combination with other risks on our business and operations; the risks and uncertainties related to our ability to successfully integrate the operations, products, service providers, agents, employees, sales representatives and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally;

Exhibit 99-1

unplanned delays, disruptions and expenses attributable to our enterprise resource planning and other system updates; the ability to form and implement alliances; dependence on a limited number of suppliers for key raw materials and other inputs and for outsourced activities; the risk of disruptions in the supply of materials and components used in manufacturing or sterilizing our products; breaches or failures of our (or of our business partners’ or other third parties’) information technology systems or products, including by cyber attack, unauthorized access or theft; the outcome of government investigations; the impact of healthcare reform and cost containment measures, including efforts sponsored by government agencies, legislative bodies, the private sector and healthcare purchasing organizations, through reductions in reimbursement levels, repayment demands and otherwise; the effects of natural disasters, or of legal, regulatory or market measures to address natural disasters; the effects of our commitments, goals and disclosures relating to corporate responsibility matters; the impact of substantial indebtedness on our ability to service our debt obligations and/or refinance amounts outstanding under our debt obligations at maturity on terms favorable to us, or at all; changes in tax obligations arising from examinations by tax authorities and from changes in tax laws in jurisdictions where we do business, including as a result of the “base erosion and profit shifting” project undertaken by the Organisation for Economic Co-operation and Development and otherwise; challenges to the tax-free nature of the ZimVie Inc. spinoff transaction and the subsequent liquidation of our retained interest in ZimVie Inc.; the risk of additional tax liability due to the recategorization of our independent agents and distributors to employees; changes in tariffs relating to imports to the U.S. and other countries; the risk that material impairment of the carrying value of our intangible assets, including goodwill, could negatively affect our operating results; changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; changes in general industry and market conditions, including domestic and international growth, inflation and currency exchange rates; the domestic and international business impact of political, social and economic instability, tariffs, trade restrictions and embargoes, sanctions, wars, disputes and other conflicts, including on our ability to operate in, export from or collect accounts receivable in affected countries; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration (“FDA”) and other government regulators relating to medical products, healthcare fraud and abuse laws and data privacy and cybersecurity laws; the success of our quality and operational excellence initiatives; the ability to remediate matters identified in inspectional observations issued by the FDA and other regulators, while continuing to satisfy the demand for our products; product liability, intellectual property and commercial litigation losses; and the ability to obtain and maintain adequate intellectual property protection. A further list and description of these risks and uncertainties and other factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2025, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and our subsequent filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available online at www.sec.gov, www.zimmerbiomet.com or on request from us. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to rely on these forward-looking statements since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this document.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the corresponding notes included elsewhere in this Exhibit 99.1. The following discussion and analysis is updated from that in our 2025 Form 10-K solely to reflect the changes to the composition of our operating segments, as set forth below under “—Results of Operations—Segment Operating Profit.”

Amounts reported in millions are computed based on the actual amounts. As a result, the sum of the components may not equal the total amount reported in millions due to rounding. In addition, certain columns and rows within tables may not sum to the totals due to the use of rounded numbers. Percentages presented are calculated from the underlying unrounded amounts.

The following discussion, analysis and comparisons generally focus on the operating results for the years ended December 31, 2025 and 2024. Discussion, analysis and comparisons of the years ended December 31, 2024 and 2023 that are not included in this Exhibit 99.1 can be found in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on February 25, 2025.

EXECUTIVE LEVEL OVERVIEW

2025 Financial Highlights

In 2025, our net sales increased 7.2 percent when compared to 2024. Net sales growth was driven by a combination of our acquisition of Paragon 28, Inc. (“Paragon 28”) on April 21, 2025, market growth, new product introductions, and lower net sales in the prior year due to operational challenges fulfilling customer orders as a consequence of a new enterprise resource planning ("ERP") software system implementation. Paragon 28 had a positive impact on our net sales growth of 2.5 percent in 2025. In addition, our net sales experienced a positive effect of 0.8 percent from changes in foreign currency exchange rates in 2025.

Our net earnings were $705.1 million in 2025 compared to $903.8 million in 2024. The decline in net earnings was driven by inventory and instrument charges of approximately $170 million related to certain product lines we intend to discontinue; costs related to the acquisition of Paragon 28 and the acquisition of Monogram Technologies Inc. (“Monogram”) on October 7, 2025, including acquisition-related costs and higher interest expense incurred for debt borrowed for the acquisitions; U.S. tariffs; higher performance-related compensation; and investments made to direct-to-patient marketing, medical education and information technology in the current year. These unfavorable items were partially offset by the net sales increase, a favorable mix shift to higher margin products and markets, favorable adjustments related to contingent consideration for acquisitions, gains recognized on our equity investments in 2025 compared to losses in 2024, lower restructuring costs due to the timing of our restructuring programs, and lower litigation-related charges.

2026 Outlook

We expect year-over-year net sales growth of 2.5 percent to 4.5 percent in 2026 to be driven by a combination of market growth, new product introductions, the Paragon 28 acquisition and positive effects of changes in foreign currency exchange rates, partially offset by the expected impact from changes to our go-to-market strategy and execution in the U.S. and certain other international markets, as well as price declines. These expected impacts, combined with the uncertain timing of incentivized stocking orders and capital sales, could cause fluctuations in our quarterly results. We estimate that the Paragon 28 acquisition will contribute an additional 1.0 percent to the year-over-year net sales growth until it eclipses the one year anniversary of deal closing in April 2026. Based on foreign currency exchange rates at the end of 2025, we expect foreign currency to have a 0.5 percent positive impact on year-over-year net sales growth. We estimate operating profit will increase in 2026 when compared to 2025 due to higher net sales, leverage from fixed operating expenses, ongoing savings from our restructuring plans, non-recurrence of inventory and instrument charges related to certain product lines we expect to discontinue and lower employee termination and other charges from our restructuring plans. However, we expect that these favorable items may be partially offset by the impact from inflation, investments in our U.S. commercial sales channel, higher net interest expense and a higher estimated effective tax rate due to favorable 2025 adjustments that are not expected to recur.

RESULTS OF OPERATIONS

We review sales by two geographies, the United States and International, and by the following product categories: Knees; Hips; S.E.T. (Sports Medicine, Extremities, Trauma, Craniomaxillofacial and Thoracic); and Technology & Data, Bone Cement and Surgical. This sales analysis differs from our reportable operating segments, which are based upon our senior management organizational structure and how we allocate resources toward achieving operating profit goals. We review sales by these geographies because the underlying market trends in any particular geography tend to be similar across product categories, because we primarily sell the same products in all geographies and because many of our competitors publicly report in this manner. Our business is seasonal in nature to some extent, as many of our products are used in elective surgical procedures, which typically decline during the summer months and can increase at the end of the year once annual deductibles have been met on health insurance plans. Additionally, with sales to customers where title to product passes upon shipment, these customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period differences in sales.

Net Sales by Geography

The following table presents net sales by geography and the percentage changes (dollars in millions):

	Year Ended December 31,
	2025	2024	2023	2025 vs. 2024 % Inc	2024 vs. 2023 % Inc
United States	$4,764.0	$4,439.0	$4,288.8	7.3%	3.5%
International	3,467.5	3,239.6	3,105.4	7.0	4.3
Total	$8,231.5	$7,678.6	$7,394.2	7.2	3.8

Net Sales by Product Category

The following table presents net sales by product category and the percentage changes (dollars in millions):

	Year Ended December 31,
	2025	2024	2023	2025 vs. 2024 % Inc	2024 vs. 2023 % Inc
Knees	$3,322.3	$3,173.5	$3,038.4	4.7%	4.4%
Hips	2,093.5	1,999.1	1,967.2	4.7	1.6
S.E.T.	2,150.2	1,865.7	1,752.6	15.2	6.5
Technology & Data, Bone Cement and Surgical	665.6	640.3	636.0	4.0	0.7
Total	$8,231.5	$7,678.6	$7,394.2	7.2	3.8

The following table presents net sales by product category by geography for our Knees and Hips product categories (dollars in millions):

	Year Ended December 31,
	2025	2024	2023	2025 vs. 2024 % Inc	2024 vs. 2023 % Inc
Knees
United States	$1,867.5	$1,814.7	$1,770.6	2.9%	2.5%
International	1,454.8	1,358.8	1,267.8	7.1	7.2
Total	$3,322.3	$3,173.5	$3,038.4	4.7	4.4
Hips
United States	$1,094.6	$1,040.0	$1,012.3	5.3%	2.7%
International	998.8	959.1	954.9	4.1	0.4
Total	$2,093.5	$1,999.1	$1,967.2	4.7	1.6

Demand (Volume/Mix) Trends

Changes in volume and mix of product sales had a positive effect of 6.4 percent on year-over-year sales growth in 2025. The Paragon 28 acquisition contributed 2.5 percent to volume growth in 2025. In addition, market growth and new product introductions contributed positively to volume and mix trends. Market growth is being driven by an aging and active population, technological advancements, and data showcasing positive clinical outcomes, among other factors.

Pricing Trends

Global selling prices had a minimal effect on year-over-year sales growth in 2025. The majority of countries in which we operate continue to experience pricing pressure from local hospitals, health systems, and governmental healthcare cost containment efforts. However, we have had success in offsetting negative effects of pricing pressure due to internal initiatives and being able to pass some inflationary impacts on to customers.

Foreign Currency Exchange Rates

In 2025, changes in foreign currency exchange rates had a positive effect of 0.8 percent on year-over-year sales.

Geography

The 7.3 percent net sales growth in the U.S. in 2025 when compared to 2024 was driven by the Paragon 28 acquisition, market growth in our Knees, Hips and S.E.T. product categories, new product introductions, lower net sales in the prior year periods due to operational challenges fulfilling customer orders as a consequence of a new ERP software system implementation and opportunistic end-of-year customer purchases and capital sales above historic levels, partially offset by price reductions. The Paragon 28 acquisition contributed 3.6 percent to U.S. net sales growth in 2025. Internationally, net sales increased by 7.0 percent in 2025 when compared to 2024. The 2025 International net sales increase was similarly driven by the Paragon 28 acquisition, market growth in most of our international markets and changes in foreign currency exchange rates. The Paragon 28 acquisition contributed 1.1 percent and changes in foreign currency exchange rates contributed 1.8 percent to International net sales growth in 2025.

Product Categories

In 2025, our Knees and Hips net sales both increased by 4.7 percent when compared to 2024 due to market growth and new product introductions. Changes in foreign currency exchange rates had positive effects of 0.7 percent and 0.9 percent on 2025 Knees and Hips net sales, respectively. S.E.T. net sales increased by 15.2 percent in 2025 when compared to 2024. S.E.T. net sales growth was primarily driven by the Paragon 28 acquisition, which had a positive effect of 10.5 percent on net sales growth, as well as net sales growth in CMFT, upper extremities and sports medicine products of 12.5 percent, 8.2 percent and 5.5 percent, respectively. These increases were partially offset by declines of 14.2 percent and 0.7 percent in net sales of biologics and trauma products, respectively. Changes in foreign currency exchange rates had a positive effect of 0.6 percent on 2025 S.E.T. net sales. Technology & Data, Bone Cement and Surgical product category net sales increased by 4.0 percent in 2025 when compared to 2024, primarily due to new product introductions.

Expenses as a Percent of Net Sales

	Year Ended December 31,
	2025	2024	2023	2025 vs. 2024 Inc/(Dec)	2024 vs. 2023 Inc/(Dec)
Cost of products sold, excluding intangible asset amortization	30.3%	28.5%	28.2%	1.8%	0.3%
Intangible asset amortization	8.1	7.7	7.6	0.4	0.1
Research and development	5.6	5.7	6.2	(0.1)	(0.5)
Selling, general and administrative	39.6	38.2	38.4	1.4	(0.2)
Restructuring and other cost reduction initiatives	2.2	2.9	2.1	(0.7)	0.8
Acquisition, integration, divestiture and related	0.9	0.3	0.3	0.6	-
Operating Profit	13.3	16.7	17.3	(3.4)	(0.6)

Cost of Products Sold and Intangible Asset Amortization

Cost of products sold, excluding intangible asset amortization, increased in both amount and as a percentage of net sales in 2025 compared to 2024. The increase in amount was primarily due to a higher volume of net sales, excess and obsolete inventory charges on certain products we intend to discontinue by 2032, U.S. tariffs and Paragon 28 inventory sold being stepped-up to fair value on the acquisition date. The increase as a percentage of net sales was primarily due to the inventory charges, tariffs and inventory step-up, but was partially offset by a favorable mix shift to higher margin products and markets.

Intangible asset amortization expense increased in amount and as a percentage of net sales in 2025 when compared to 2024 due to the Paragon 28 acquisition, other acquisitions and technology-based asset purchases we made in 2024.

We calculate gross profit as net sales minus cost of products sold and intangible asset amortization. Our gross margin percentage is gross profit divided by net sales. The following table sets forth the factors that contributed to the gross margin changes in each of 2025 and 2024 compared to the prior year:

	Year Ended December 31,
	2025	2024
Prior year gross margin	63.8%	64.2%
Impact from selling prices	-	0.2
Manufacturing costs	0.1	(1.2)
Volume, product and market mix and other	1.0	0.7
Inventory charges	(1.9)	0.1
Changes in foreign currency exchange rates	(0.2)	(0.1)
Inventory step-up	(0.4)	-
U.S. tariffs	(0.4)	-
Intangible asset amortization	(0.4)	(0.1)
Current year gross margin	61.6%	63.8%

Operating Expenses

Research & development (“R&D”) expenses increased in amount, but decreased as a percentage of net sales in 2025 compared to 2024. The increase in amount was driven by Paragon 28-related R&D expenses and higher spending on certain technology-based projects, but were partially offset by lower spending on our initial compliance with the European Union Medical Device Regulation as we continue to make progress on the approvals of our products. The decrease in R&D expenses as a percentage of net sales was due to our restructuring programs as well as controlling spend as net sales increased.

Selling, general & administrative (“SG&A”) expenses increased in amount and as a percentage of net sales in 2025 compared to 2024. The increases were primarily due to selling and distribution costs that are variable expenses which increase as net sales increase, Paragon 28-related expenses, higher performance-related compensation, instrument-related charges on certain product lines we intend to discontinue by 2032 and investments made in direct-to-patient marketing, medical education and information technology. These higher expenses were partially offset by lower litigation-related expenses.

In February 2025 and then as further expanded in December 2025, and in December of each of 2023, 2021 and 2019, we initiated global restructuring programs intended to reduce costs and transform the way we operate. We also have other cost reduction and optimization initiatives that have the goal of reducing costs across the organization. We recognized expenses of $181.2 million and $219.0 million in 2025 and 2024, respectively, primarily related to employee termination benefits, sales agent contract terminations, and consulting and project management expenses associated with these programs and optimization initiatives. The expenses were lower in 2025 compared to 2024 primarily due to lower expenses related to our U.S. and Canada ERP implementation and other optimization projects. For more information regarding these expenses, see Note 4 to our consolidated financial statements.

Acquisition, integration, divestiture and related expenses increased in 2025 when compared to 2024 due to the acquisitions made in 2025. The Paragon 28 and Monogram acquisitions included $55.1 million of compensation expense related to the discretionary accelerated vesting of Paragon 28 and Monogram unvested restricted stock units and stock options as agreed upon as part of the acquisition agreements. These costs were partially offset by $77.1 million of net gains related declines in the estimated fair values of contingent consideration from acquisitions due to updated forecasts of net sales.

Other Income (Expense), net, Interest Expense, net, and Income Taxes

In 2025, we recognized a gain of $25.5 million in our other income (expense), net compared to a loss of $31.1 million in 2024. The year-over-year change was primarily due to gains recognized on equity investments in 2025 as compared to losses on debt and equity security investments in 2024.

Interest expense, net, increased in 2025 when compared to 2024, primarily due to higher average debt balances outstanding related to the Paragon 28 acquisition and new borrowings in late 2024 that replaced debt with lower interest rates.

Our effective tax rate (“ETR”) on earnings from continuing operations before income taxes was 15.1 percent and 12.7 percent for the years ended December 31, 2025 and 2024, respectively. In 2025, the ETR was primarily driven by the foreign rate differential as our foreign locations have lower corporate income tax rates and a net favorable impact of certain intercompany transactions and restructuring. In 2024, the ETR was primarily driven by the foreign rate differential and a net favorable impact of changes to unrecognized tax benefits.

Absent discrete tax events, we expect our future ETR will be lower than the U.S. corporate income tax rate of 21.0 percent due to our mix of earnings between U.S. and foreign locations, which have lower corporate income tax rates. Our ETR in future periods could also potentially be impacted by: changes in our mix of pre-tax earnings; changes in tax rates, tax laws or their interpretation, including the OECD framework to implement a global minimum corporate tax of 15% for companies with global revenue and profits above certain thresholds (referred to as Pillar 2); the outcome of various federal, state and foreign audits, appeals, and litigation; and the expiration of certain statutes of limitations. Currently, we cannot reasonably estimate the impact of all these items on our financial results.

See Note 16 to our consolidated financial statements for additional information on our income taxes.

Segment Operating Profit

							Segment Profit as a
	Net Sales			Segment Profit			Percentage of Net Sales
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(dollars in millions)	2025	2024	2023	2025	2024	2023	2025	2024	2023
Americas	$5,191.1	$4,804.9	$4,633.6	$2,188.4	$2,167.9	$2,058.7	42.2%	45.1%	44.4%
EMEA	1,799.2	1,686.3	1,587.8	583.9	594.9	543.0	32.5	35.3	34.2
Asia Pacific	1,241.2	1,187.4	1,172.8	433.8	459.1	433.9	35.0	38.7	37.0

Americas

In the Americas, operating profit increased, but operating profit as a percentage of net sales decreased, in 2025 compared to 2024. Operating profit increased primarily due to the acquisition of Paragon 28, which was partially offset by higher manufacturing costs included in segment operating profit. In addition, the Americas benefited from opportunistic end-of-year customer purchases and capital sales above historic levels. Operating profit as a percentage of net sales decreased because of the higher manufacturing costs as well as the fact that the operating profit contributed by Paragon 28 is at a lower operating profit margin.

In the Americas, operating profit and operating profit as a percentage of net sales increased in 2024 compared to 2023. The increases were due to higher net sales driven by market growth and new product introductions, coupled with lower royalty expense as a result of agreements we entered into in 2023 to acquire intellectual property through the buyout of certain licensing arrangements and lower expenses driven by our 2023 Restructuring Plan and cost savings initiatives.

EMEA

In EMEA, operating profit and operating profit as a percentage of net sales decreased in 2025 when compared to 2024. The decreases were due to higher manufacturing costs included in segment operating profit.

In EMEA, operating profit and operating profit as a percentage of net sales increased in 2024 when compared to 2023. The increases were due to higher net sales driven by market growth and improved pricing, lower excess and obsolete inventory charges, reduced royalty expense as a result of agreements we entered into in 2023 to acquire intellectual property through the buyout of certain licensing arrangements, and lower expenses driven by our 2023 Restructuring Plan and cost savings initiatives.

Asia Pacific

In Asia Pacific, operating profit and operating profit as a percentage of net sales decreased in 2025 when compared to 2024. The decreases were due to higher manufacturing costs included in segment operating profit and higher bad debt expense.

In Asia Pacific, operating profit and operating profit as a percentage of net sales increased in 2024 when compared to 2023. The increases were due to higher net sales driven by market growth and improved pricing, reduced royalty expense as a result of agreements we entered into in 2023 to acquire intellectual property through the buyout of certain licensing arrangements, and lower expenses driven by our 2023 Restructuring Plan and cost savings initiatives.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2025, we had $591.9 million in cash and cash equivalents. In addition, we had $1.0 billion available to borrow under a 364-day revolving credit agreement that matures on June 26, 2026, and $1.5 billion available under a five-year revolving facility that matures on June 27, 2030. The terms of the 364-day revolving credit agreement and the five-year revolving facility are described further in Note 12 to our consolidated financial statements.

We believe that cash flows from operations, our cash and cash equivalents on hand, and available borrowings under our revolving credit facilities will be sufficient to meet our ongoing liquidity requirements for at least the next twelve months. However, it is possible our needs may change. Further, there can be no assurance that, if needed, we will be able to secure additional financing on terms favorable to us, if at all.

Sources of Liquidity

Cash flows provided by operating activities were $1,697.1 million in 2025 compared to $1,499.4 million in 2024. The increase in 2025 was primarily due to higher net sales, favorable timing of accounts payable relative to 2024 and lower bonus and restructuring-related payments. These favorable items were partially offset by costs related to closing the Paragon 28 and Monogram acquisitions, U.S. tariffs and higher interest and tax-related payments.

Cash flows used in investing activities were $1,975.7 million in 2025 compared to $888.1 million in 2024. Instrument and property, plant and equipment additions reflected ongoing investments in our product portfolio, including new product introductions and optimization of our manufacturing and logistics networks. In 2025 we paid $1,393.2 million, net of cash acquired, for the acquisitions of Paragon 28 and Monogram, as well as paid $52.4 million related to the ownership rights or to gain access to various technologies that were recognized as intangible assets.

Cash flows provided by financing activities were $326.0 million in 2025 compared to cash flows used in financing activities of $484.5 million in 2024. In 2025, we issued senior notes for proceeds of $2,492.1 million. We used these proceeds, along with cash on hand, for the acquisition of Paragon 28, to redeem $1,463.0 million of senior notes, and to repurchase $487.0 million of our common stock.

We place our cash and cash equivalents in highly-rated financial institutions and limit the amount of credit exposure to any one entity. We invest only in high-quality financial instruments in accordance with our internal investment policy.

As of December 31, 2025, $353.8 million of our cash and cash equivalents were held in jurisdictions outside of the U.S. Of this amount, $77.6 million is denominated in U.S. Dollars and, therefore, bears no foreign currency translation risk. The remaining amount is denominated in currencies of the various countries where we operate. As discussed in Note 16 to our consolidated financial statements, we generally intend to limit distributions from foreign subsidiaries earnings that were previously taxed in the U.S. These previously taxed earnings would not be subject to further U.S. federal tax.

Material Cash Requirements from Known Contractual and Other Obligations

At December 31, 2025, we had outstanding debt of $7,519.1 million, of which $587.1 million was classified as current debt that matures on December 13, 2026. We believe we can satisfy these debt obligations with cash on hand, cash generated from our operations, by issuing new debt and/or by borrowing on our committed revolving credit facilities.

For additional information on our debt, including types of debt, maturity dates, interest rates, debt covenants and available revolving credit facilities, see Note 12 to our consolidated financial statements.

In February, May, August and December 2025, our Board of Directors declared cash dividends of $0.24 per share. We expect to continue paying cash dividends on a quarterly basis; however, future dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

In May 2024, our Board of Directors authorized a $2.0 billion share repurchase program effective May 29, 2024, with no expiration date. In 2025, we executed share repurchases under this repurchase program in an aggregate amount of $487.0 million to return cash to investors as well as to limit ownership dilution from the issuance of common stock under our share-based compensation programs. As of December 31, 2025, $770.2 million remained authorized under this program. On February 9, 2026, our Board of Directors authorized a $1.5 billion share repurchase program effective February 9, 2026, with no expiration date, and terminated the existing May 2024 share repurchase program.

As discussed in Note 4 to our consolidated financial statements, we are executing on a 2025 Restructuring Plan, 2023 Restructuring Plan, 2021 Restructuring Plan and a 2019 Restructuring Plan. The 2025 Restructuring Plan is expected to result in total pre-tax charges of approximately $155 million by the end of 2027, of which approximately $137 million was incurred through December 31, 2025. We expect to reduce gross annual pre-tax operating expenses by approximately $175 million relative to the 2024 baseline expenses by the end of 2027 as program benefits under the 2025 Restructuring Plan are realized. The 2023 Restructuring Plan, which was completed in 2025, resulted in total pre-tax charges of $115 million. We estimate gross annual pre-tax operating expenses were reduced by $175 million to $200 million relative to the 2023 baseline expenses by the end of 2025. The 2021 Restructuring Plan was completed by the end of 2024, resulting in $169 million of total pre-tax charges. We estimate gross annual pre-tax operating expenses were reduced by approximately $190 million relative to the 2021 baseline expenses by the end of 2024. The 2019 Restructuring Plan, which was substantially completed as of December 31, 2025, resulted in total pre-tax restructuring charges of $393 million. We estimate the program resulted in a reduction of gross annual pre-tax operating expenses of approximately $180 million relative to the 2019 baseline expenses by the end of 2025.

As discussed in Note 16 to our consolidated financial statements, the IRS has issued proposed adjustments for years 2013 through 2015 and for years 2016 through 2019. We have disputed these proposed adjustments and intend to continue to vigorously defend our positions. Although the ultimate timing for resolution of the disputed tax issues is uncertain, future payments may be significant to our operating cash flows.

Under the Tax Cuts and Jobs Act of 2017, we have a $85.9 million current liability remaining from a one-time tax on the mandatory deemed repatriation of post-1986 untaxed foreign earnings and profits (“transition tax”) for the deemed repatriation of unremitted foreign earnings. Our 2026 payment will be our last from this transition tax.

As discussed in Note 20 to our consolidated financial statements, we are involved in various litigation matters. We estimate the total liabilities for all litigation matters was $136.2 million as of December 31, 2025. However, litigation is inherently uncertain, and upon resolution of any of these uncertainties, we may incur charges in excess of these estimates, and may in the future incur other material judgments or enter into other material settlements of claims. We expect to pay these liabilities over the next few years.

In the normal course of business, we enter into purchase commitments, primarily related to raw materials. However, we do not believe these purchase commitments are material to the overall standing of our business or our liquidity.

For each of our acquisitions that include contingent consideration, there is a maximum payout. Accordingly, the range of our potential contingent consideration payments are $25 million to $795 million as of December 31, 2025, that may be paid out through 2031.

We have entered into development, distribution and other contractual arrangements that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or exclusive rights to distribute a product. Since there is uncertainty on the timing or whether such payments will have to be made, they have not been recognized on our consolidated balance sheets. These estimated payments related to these agreements could range from $0 to $225 million.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements is affected by the selection and application of accounting policies and methods, and also requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are those that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition and results of operations. We believe that the accounting estimates and assumptions described below involve significant subjectivity and judgment, and changes to such estimates or assumptions could have a material impact on our financial condition or operating results.

Excess Inventory and Instruments - We must determine as of each balance sheet date how much, if any, of our inventory may ultimately prove to be unsaleable or unsaleable at our carrying cost. Similarly, we must also determine if instruments on hand will be put to productive use or remain undeployed as a result of excess supply. Accordingly, inventory and instruments are written down to their net realizable value. To determine the appropriate net realizable value, we evaluate current stock levels in relation to historical and expected patterns of demand for all of our products and instrument systems and components. The basis for the determination is generally the same for all inventory and instrument items and categories except for work in process inventory, which is recorded at cost. Obsolete or discontinued items are generally destroyed and completely written off. Management evaluates the need for changes to the net realizable values of inventory and instruments based on market conditions, competitive offerings and other factors on a regular basis. For example, in December 2025, management decided on a plan to discontinue selling certain products by 2032. As a result of this decision, management estimated the amount of inventory and undeployed instruments on hand that would be utilized before discontinuance and recognized a charge of approximately $170 million to reduce such inventory and instruments to their net realizable value based upon the reduced demand.

Income Taxes - Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

We estimate income tax expense and income tax liabilities and assets by taxable jurisdiction. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. We evaluate deferred tax assets on an ongoing basis and provide valuation allowances unless we determine it is “more likely than not” that the deferred tax benefit will be realized.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions across our global operations. We are subject to regulatory review or audit in virtually all of those jurisdictions and those reviews and audits may require extended periods of time to resolve. We record our income tax provisions based on our knowledge of all relevant facts and circumstances, including existing tax laws, our experience with previous settlement agreements, the status of current examinations and our understanding of how the tax authorities view certain relevant industry and commercial matters.

We recognize tax liabilities in accordance with the Financial Accounting Standards Board (“FASB”) guidance on income taxes and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Commitments and Contingencies - We are involved in various ongoing proceedings, legal actions and claims, including product liability, intellectual property, stockholder matters, tax disputes, commercial disputes, employment matters, whistleblower and qui tam claims and investigations, governmental proceedings and investigations, and other legal matters that arise in the normal course of our business. We establish liabilities for loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Accruals for product liability and other claims are established with the assistance of internal and external legal counsel based on current information and historical settlement information for claims, related legal fees and for claims incurred but not reported.

Goodwill and Intangible Assets - We evaluate the carrying value of goodwill and indefinite life intangible assets annually, or whenever events or circumstances indicate that the fair value is below its carrying amount. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets and risk-adjusted discount rates. As such, these fair value measurements use significant unobservable inputs. Changes to these assumptions could require us to record impairment charges on these assets.

We have four reporting units with goodwill assigned to them. During our annual goodwill impairment testing in the fourth quarter of 2025, for the two reporting units we quantitatively tested, their estimated fair values exceeded their carrying values by more than 25 percent. We estimated the fair value of these reporting units using the income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting unit. We performed a qualitative test on the other two reporting units and concluded it was more likely than not the fair value of each of these reporting units exceeded its carrying value.

Future impairment in our reporting units could occur if the estimates used in the income and market approaches change. If our estimates of profitability in the reporting unit decline, the fair value estimate under the income approach will decline. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values. Further, changes in foreign currency exchange rates could increase the cost of procuring inventory and services from foreign suppliers, which could reduce reporting unit profitability.

Business Combinations - In accordance with ASC Topic 805, Business Combinations, we use the acquisition method of accounting to allocate the purchase price of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of assets and liabilities is recorded as goodwill. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition often requires the application of judgment regarding estimates and assumptions. These estimates include, but are not limited to, a market participant’s expectation of future cash flows from acquired technology and in-process research and development. All acquisition costs are expensed as incurred. During the measurement period, not to exceed one year from the acquisition date, we may record adjustments to the fair value of the tangible and intangible assets acquired and liabilities assumed if new information is obtained related to facts and circumstances that existed as of the acquisition date.

Contingent Consideration - In connection with an acquisition, we may be required to pay future consideration that is contingent upon the achievement of specified objectives, such as receipt of regulatory approval, commercialization of a product or achievement of revenue targets. In a business combination, we record a contingent consideration liability, as of the acquisition date, representing the estimated fair value of the contingent consideration we expect to pay. We determined the fair value of the contingent consideration related to the Monogram acquisition, which represented most of our contingent consideration at December 31, 2025, using a Monte Carlo valuation approach, which simulates future revenues during the earn out-period using management's best estimates. We determined the fair value of our other contingent consideration using a discounted cash flow analysis. Significant judgment is required in determining the assumptions used to calculate the fair value of the contingent consideration. Increases in projected revenues and probabilities of payment may result in significantly higher fair value measurements; decreases in these items may have the opposite effect. Increases in discount rates in the periods prior to payment may result in significantly lower fair value measurements; decreases may have the opposite effect. See Note 9 to the consolidated financial statements included in this Annual Report on Form 10-K for additional information.

We remeasure our contingent consideration each reporting period and recognize the change in the contingent consideration’s fair value “Acquisition, integration, divestiture and related” in our consolidated statement of income. As of December 31, 2025 and 2024, we recorded $299.2 million and $180.7 million of contingent consideration, respectively, related to completed business combinations.

If the transaction is determined to be an asset acquisition rather than a business combination, contingent consideration is recognized when the specified objective is deemed probable and is estimable.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2 to our consolidated financial statements for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Item 8. Financial Statements and Supplementary Data

Zimmer Biomet Holdings, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Zimmer Biomet Holdings, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Zimmer Biomet Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 2025 and 2024, and the related consolidated statements of earnings, of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2025 (not presented herein) appearing under Item 15(a)(2) of the Company’s 2025 Annual Report on Form 10-K (collectively referred to as the "consolidated financial statements"). We also have audited the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2025 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Annual Report on Internal Control over Financial Reporting, management has excluded Paragon 28, Inc. (Paragon 28) from its assessment of internal control over financial reporting as of December 31, 2025, because it was acquired by the Company in a purchase business combination during 2025. We have also excluded Paragon 28 from our audit of internal control over financial reporting. Paragon 28 is a wholly-owned subsidiary whose total assets and total net sales excluded from management’s assessment and our audit of internal control over financial reporting represent 1.1% and 2.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2025.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Tax Liabilities for Certain Unrecognized Tax Benefits

As described in Notes 2 and 16 to the consolidated financial statements, the Company has recorded tax liabilities for unrecognized tax benefits with a consolidated balance of $247.4 million as of December 31, 2025, of which a portion relates to certain unrecognized tax benefits. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions across the Company’s global operations. The Company’s income tax filings are regularly under audit in multiple federal, state, and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed.

The principal considerations for our determination that performing procedures relating to tax liabilities for certain unrecognized tax benefits is a critical audit matter are (i) the significant judgment by management when determining the tax liabilities for certain unrecognized tax benefits and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management’s identification of new or changes in information impacting the measurement of the tax liabilities for certain unrecognized tax benefits.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the identification of new or changes in information impacting the measurement of the tax liabilities for certain unrecognized tax benefits. These procedures also included, among others (i) testing the completeness and accuracy of the underlying data used in the calculation of the tax liabilities for certain unrecognized tax benefits by jurisdiction; (ii) testing the measurement of the tax liabilities for certain unrecognized tax benefits by recalculating these liabilities; (iii) assessing management’s identification of new or changes in information impacting the measurement of the tax liabilities for certain unrecognized tax benefits and evaluating the possible outcomes for these certain unrecognized tax benefits; and (iv) evaluating the status and results of income tax audits related to certain unrecognized tax benefits with the relevant tax authorities.

Acquisition of Paragon 28 – Valuation of a Certain Technology Intangible Asset

As described in Note 9 to the consolidated financial statements, on April 21, 2025, the Company completed the acquisition of Paragon 28 and the fair value of consideration transferred was $1,276.5 million. Of the assets acquired, $324.0 million relates to technology intangible assets that were recorded, of which a majority relates to a certain technology intangible asset. The fair value of acquired technology intangible assets was estimated by management using the multi-period excess earnings method. Management’s significant assumptions used in the valuation of technology intangible assets included revenue growth rates, obsolescence rate, gross margin, operating expenses, and contributory asset charge rate.

The principal considerations for our determination that performing procedures relating to the valuation of a certain technology intangible asset acquired in the acquisition of Paragon 28 is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of a certain technology intangible asset acquired; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue growth rates, obsolescence rate, gross margin, operating expenses, and contributory asset charge rate; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of a certain technology intangible asset acquired. These procedures also included, among others (i) reading the merger agreement; (ii) testing management’s process for developing the fair value estimate of a certain technology intangible asset acquired; (iii) evaluating the appropriateness of the multi-period excess earnings method used by management; (iv) testing the completeness and accuracy of the underlying data used in the multi-period excess earnings method; and (v) evaluating the reasonableness of the significant assumptions used by management related to revenue growth rates, obsolescence rate, gross margin, operating expenses, and contributory asset charge rate. Evaluating management’s assumptions related to revenue growth rates, gross margin, and operating expenses involved considering (i) the current and past performance of the Paragon 28 business; (ii) the consistency with external market and industry data; and (iii) whether the assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the multi-period excess earnings method and (ii) the reasonableness of the obsolescence rate and contributory asset charge rate assumptions.

Acquisition of Monogram Technologies Inc. – Valuation of a Certain Contingent Consideration Liability and the In-Process Research and Development Intangible Asset

As described in Note 9 to the consolidated financial statements, on October 7, 2025, the Company completed the acquisition of Monogram Technologies Inc. (Monogram) and the fair value of consideration transferred was $377.5 million, including contingent consideration. Management estimated the contingent consideration liability to be $211.3 million, of which $201.6 million was allocated to additional consideration to acquire Monogram if certain development, regulatory, and revenue milestones are achieved. A majority of the contingent consideration liability to acquire Monogram related to a certain contingent consideration liability. Of the assets acquired, $131.5 million relates to the in-process research and development (IPR&D) intangible asset that was recorded. The estimated fair value of the contingent consideration liability related to the revenue milestones was estimated by management using a Monte Carlo simulation method. The estimated fair value of the contingent consideration liability related to the development and regulatory milestones was calculated by management based on the probability of achieving the specified milestones and considered the time value of money. Management’s significant assumptions used in the Monte Carlo simulation method included revenue growth rates and discount rate. The fair value of the IPR&D intangible asset was estimated by management using the multi-period excess earnings method. Management’s significant assumptions used in the valuation of the IPR&D intangible asset included revenue growth rates, obsolescence rate, discount rate, and contributory asset charge rate.

The principal considerations for our determination that performing procedures relating to the valuation of a certain contingent consideration liability assumed and the IPR&D intangible asset acquired in the acquisition of Monogram is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of a certain contingent consideration liability assumed and the IPR&D intangible asset acquired; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue growth rates and discount rate for a certain contingent consideration liability and revenue growth rates, obsolescence rate, discount rate, and contributory asset charge rate for the IPR&D intangible asset; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of a certain contingent consideration liability assumed and the IPR&D intangible asset acquired. These procedures also included, among others (i) reading the merger agreement; (ii) testing management’s process for developing the fair value estimate of a certain contingent consideration liability assumed and the IPR&D intangible asset acquired; (iii) evaluating the appropriateness of the Monte Carlo simulation and multi-period excess earnings methods used by management; (iv) testing the completeness and accuracy of the underlying data used in the Monte Carlo simulation and multi-period excess earnings methods; and (v) evaluating the reasonableness of the significant assumptions used by management related to revenue growth rates and discount rate for a certain contingent consideration liability and revenue growth rates, obsolescence rate, discount rate, and contributory asset charge rate for the IPR&D intangible asset. Evaluating management’s assumption related to revenue growth rates involved considering (i) the current and past performance of the Monogram business; (ii) the consistency with external market and industry data; and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the Monte Carlo simulation and multi-period excess earnings methods and (ii) the reasonableness of the discount rate assumption for a certain contingent consideration liability and the obsolescence rate, discount rate, and contributory asset charge rate assumptions for the IPR&D intangible asset.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 19, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to changes to the composition of operating segments discussed in Note 18, as to which the date is August 5, 2026

We have served as the Company’s auditor since 2000.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	For the Years Ended December 31,
	2025	2024	2023
Net Sales	$8,231.5	$7,678.6	$7,394.2
Cost of products sold, excluding intangible asset amortization	2,493.7	2,191.2	2,083.8
Intangible asset amortization	665.9	591.9	561.5
Research and development	458.5	437.4	458.7
Selling, general and administrative	3,257.2	2,929.8	2,838.9
Restructuring and other cost reduction initiatives	181.2	219.0	151.9
Acquisition, integration, divestiture and related	76.9	23.6	21.7
Operating expenses	7,133.4	6,392.9	6,116.5
Operating Profit	1,098.1	1,285.7	1,277.7
Other income (expense), net	25.5	(31.1)	(9.3)
Interest expense, net	(292.8)	(218.0)	(201.2)
Earnings before income taxes	830.8	1,036.6	1,067.3
Provision for income taxes	125.7	131.4	42.2
Net Earnings	705.1	905.2	1,025.1
Less: Net (loss) earnings attributable to noncontrolling interest	(0.1)	1.5	1.1
Net Earnings of Zimmer Biomet Holdings, Inc.	$705.1	$903.8	$1,024.0

Earnings Per Common Share
Basic	$3.56	$4.45	$4.91
Diluted	$3.55	$4.43	$4.88

Weighted Average Common Shares Outstanding
Basic	198.0	203.1	208.7
Diluted	198.7	203.9	209.7

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	For the Years Ended December 31,
	2025	2024	2023
Net Earnings of Zimmer Biomet Holdings, Inc.	$705.1	$903.8	$1,024.0
Other Comprehensive Income (Loss):
Foreign currency cumulative translation adjustments, net of tax	69.8	(79.6)	9.9
Unrealized cash flow hedge gains (losses), net of tax	(6.3)	94.8	71.1
Reclassification adjustments on hedges, net of tax	(45.3)	(69.9)	(77.4)
Adjustments to prior service cost and unrecognized actuarial assumptions, net of tax	38.9	(17.1)	(15.3)
Total Other Comprehensive Income (Loss)	57.1	(71.8)	(11.7)
Comprehensive Income Attributable to Zimmer Biomet Holdings, Inc.	$762.2	$832.0	$1,012.3

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	As of December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$591.9	$525.5
Accounts receivable, less allowance for credit losses	1,704.4	1,480.7
Inventories	2,286.4	2,235.3
Prepaid expenses and other current assets	537.3	430.1
Total Current Assets	5,119.9	4,671.5
Property, plant and equipment, net	2,207.1	2,048.8
Goodwill	9,947.1	8,951.1
Intangible assets, net	4,717.3	4,598.4
Other assets	1,100.3	1,095.5
Total Assets	$23,091.7	$21,365.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$303.0	$194.6
Other current liabilities	1,693.6	1,393.3
Current portion of long-term debt	587.1	863.0
Total Current Liabilities	2,583.7	2,450.9
Deferred income taxes, net	244.1	352.5
Other long-term liabilities	626.1	744.1
Long-term debt	6,932.0	5,341.6
Total Liabilities	10,386.0	8,889.1
Commitments and Contingencies (Note 20)
Stockholders' Equity:
Common stock, $0.01 par value, one billion shares authorized, 318.7 million (317.5 million in 2024) issued	3.2	3.2
Paid-in capital	10,178.6	10,038.1
Retained earnings	11,611.0	11,095.3
Accumulated other comprehensive loss	(205.7)	(262.8)
Treasury stock, 123.2 million shares (118.4 million shares in 2024)	(8,889.4)	(8,405.7)
Total Zimmer Biomet Holdings, Inc. stockholders' equity	12,697.7	12,468.1
Noncontrolling interest	8.1	8.1
Total Stockholders' Equity	12,705.8	12,476.2
Total Liabilities and Stockholders' Equity	$23,091.7	$21,365.3

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in millions, except per share amounts)

	Zimmer Biomet Holdings, Inc. Stockholders
					Accumulated
					Other				Total
	Common Shares		Paid-in	Retained	Comprehensive	Treasury Shares		Noncontrolling	Stockholders'
	Number	Amount	Capital	Earnings	(Loss) Income	Number	Amount	Interest	Equity
Balance January 1, 2023	313.8	$3.1	$9,504.4	$9,559.3	$(179.3)	(104.8)	$(6,867.2)	$6.7	$12,027.0
Net earnings	-	-	-	1,024.0	-	-	-	1.1	1,025.1
Other comprehensive loss	-	-	-	-	(11.7)	-	-	-	(11.7)
Cash dividends declared ($0.96 per share)	-	-	-	(200.1)	-	-	-	-	(200.1)
Stock compensation plans	1.2	-	193.6	1.3	-	-	1.0	-	195.8
Embody, Inc acquisition consideration	1.2	0.1	150.4	-	-	-	-	-	150.5
Share repurchases	-	-	(2.3)	-	-	(5.8)	(696.1)	-	(698.4)
Balance December 31, 2023	316.2	3.2	9,846.1	10,384.5	(191.0)	(110.6)	(7,562.3)	7.7	12,488.1
Net earnings	-	-	-	903.8	-	-	-	1.5	905.3
Other comprehensive loss	-	-	-	-	(71.8)	-	-	-	(71.8)
Cash dividends declared ($0.96 per share)	-	-	-	(194.4)	-	-	-	-	(194.4)
Cash dividends to noncontrolling interest	-	-	-	-	-	-	-	(1.0)	(1.0)
Stock compensation plans	1.1	-	168.6	1.4	-	-	1.4	-	171.4
Embody, Inc acquisition consideration	0.2	-	23.4	-	-	-	-	-	23.4
Share repurchases	-	-	-	-	-	(7.8)	(844.8)	-	(844.8)
Balance December 31, 2024	317.5	3.2	10,038.1	11,095.3	(262.8)	(118.4)	(8,405.7)	8.1	12,476.2
Net earnings	-	-	-	705.1	-	-	-	(0.1)	705.1
Other comprehensive income	-	-	-	-	57.1	-	-	-	57.1
Cash dividends declared ($0.96 per share)	-	-	-	(189.4)	-	-	-	-	(189.4)
Stock compensation plans	0.9	-	112.7	-	-	-	0.6	-	113.3
Embody, Inc acquisition consideration	0.3	-	27.8	-	-	-	-	-	27.8
Share repurchases	-	-	-	-	-	(4.8)	(484.3)	-	(484.3)
Balance December 31, 2025	318.7	$3.2	$10,178.6	$11,611.0	$(205.7)	(123.2)	$(8,889.4)	$8.1	$12,705.8

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Years Ended December 31,
	2025	2024	2023
Cash flows provided by (used in) operating activities:
Net earnings	$705.1	$905.2	$1,025.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,093.8	996.3	951.7
Share-based compensation	90.2	101.0	99.8
Deferred income tax benefit	(87.2)	(47.7)	(96.3)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(166.6)	(158.6)	(73.8)
Receivables	(127.3)	(89.7)	(51.9)
Inventories	98.2	49.9	(240.4)
Accounts payable and accrued liabilities	101.8	(322.0)	(55.3)
Other assets and liabilities	(11.0)	65.0	22.7
Net cash provided by operating activities	1,697.1	1,499.4	1,581.6
Cash flows provided by (used in) investing activities:
Additions to instruments	(300.5)	(240.3)	(311.7)
Additions to other property, plant and equipment	(224.5)	(203.8)	(291.1)
Net investment hedge settlements	(0.4)	22.1	33.4
Acquisition of intangible assets	(52.4)	(153.0)	(103.4)
Business combination investments, net of acquired cash	(1,393.2)	(276.3)	(134.9)
Other investing activities	(4.6)	(36.9)	28.8
Net cash used in investing activities	(1,975.7)	(888.1)	(778.9)
Cash flows provided by (used in) financing activities:
Net payments on revolving facilities	-	(50.0)	(325.0)
Proceeds from senior notes	2,492.1	1,436.3	499.8
Redemption of senior notes	(1,463.0)	(850.0)	(86.3)
Payments on term loans	-	-	(33.9)
Dividends paid to stockholders	(190.3)	(196.0)	(200.9)
Proceeds from employee stock compensation plans	39.7	82.1	101.1
Business combination contingent consideration payments	(25.0)	(3.5)	(10.3)
Debt issuance costs	(22.7)	(13.0)	(5.8)
Repurchase of common stock	(487.0)	(868.0)	(692.2)
Other financing activities	(17.7)	(22.4)	(10.1)
Net cash provided by (used in) financing activities	326.0	(484.5)	(763.5)
Effect of exchange rates on cash and cash equivalents	19.0	(17.1)	0.9
Increase in cash and cash equivalents	66.4	109.7	40.1
Cash and cash equivalents, beginning of year	525.5	415.8	375.7
Cash and cash equivalents, end of year	$591.9	$525.5	$415.8

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Business

We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; bone cement; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

The words “Zimmer Biomet,” “we,” “us,” “our,” “the Company” and similar words refer to Zimmer Biomet Holdings, Inc. and its subsidiaries. “Zimmer Biomet Holdings” refers to the parent company only.

We reclassified certain prior year amounts to conform to the current year presentation.

2.
Significant Accounting Policies

Basis of Presentation - The consolidated financial statements include the accounts of Zimmer Biomet Holdings and its subsidiaries in which it holds a controlling financial interest. All significant intercompany accounts and transactions are eliminated. Amounts reported in millions within these notes to the consolidated financial statements are computed based on the actual amounts. As a result, the sum of the components may not equal the total amount reported in millions due to rounding. In addition, certain columns and rows within tables may not sum to the totals due to the use of rounded numbers. Percentages presented are calculated from the underlying unrounded amounts.

Use of Estimates - The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We have made our best estimates, as appropriate under GAAP, in the recognition of our assets and liabilities. Such estimates include, but are not limited to, variable consideration to our customers, our allowance for doubtful accounts for expected credit losses, the net realizable value of our inventory, the fair value of our goodwill, the recoverability of other long-lived assets, contingent consideration that may be payable related to our business combinations and unrecognized tax benefits. Actual results could differ materially from these estimates.

Foreign Currency Translation - The financial statements of our foreign subsidiaries are translated into U.S. Dollars using period-end exchange rates for assets and liabilities and average exchange rates for operating results. Unrealized translation gains and losses are included in accumulated other comprehensive loss in stockholders’ equity. When a transaction is denominated in a currency other than the subsidiary’s functional currency, we remeasure the transaction into the functional currency and recognize any transactional gains or losses in earnings.

Shipping and Handling - Amounts billed to customers for shipping and handling of products are reflected in net sales and are not significant. Expenses incurred related to shipping and handling of products are reflected in selling, general and administrative (“SG&A”) expenses and were $301.3 million, $288.3 million and $272.7 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Research and Development - We expense all research and development (“R&D”) costs as incurred except when there is an alternative future use for the R&D. R&D costs include salaries, prototypes, depreciation of equipment used in R&D, consultant fees, service fees paid to collaborative partners, and arrangements to gain access to or acquire third-party in-process R&D projects with no alternative future use. Where contingent milestone payments are due to third parties under R&D arrangements, we expense the milestone payment obligations when it is probable that the milestone results will be achieved.

Litigation - We record an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Restructuring and other cost reduction initiatives - A restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by an entity, or the manner in which that business is conducted. Restructuring charges include (i) employee termination benefits, (ii) contract termination costs and (iii) other related costs associated with exit or disposal activities.

In February 2025 and then further expanded in December 2025, and December 2023, 2021 and 2019, we approved separate global restructuring programs intended to further reduce costs and to reorganize our global operations. Restructuring charges for the years ended December 31, 2025, 2024 and 2023 were attributable to these programs. See Note 4 for additional information regarding these restructuring programs.

We have also initiated other cost reduction and optimization projects that have the goal of reducing costs across the organization. Costs related to these projects are included in our “Restructuring and other cost reduction initiatives” financial statement line item.

Acquisition, integration, divestiture and related – We use the financial statement line item, “Acquisition, integration, divestiture and related” to recognize expenses resulting from the consummation of business mergers and acquisitions and the related integration of those businesses, and expenses related to the divestiture of our businesses. Acquisition, integration, divestiture and related gains and expenses are primarily composed of:

•
Consulting and professional fees related to third-party integration performed in a variety of areas, such as finance, tax, compliance, logistics and human resources, and legal fees related to the consummation of mergers and acquisitions.
•
Compensation from the discretionary accelerated vesting of share-based payments as agreed upon as part of the business combination.
•
Employee termination benefits related to terminating employees with overlapping responsibilities in various areas of our business.
•
Dedicated project personnel expenses which include the salary, benefits, travel expenses and other costs directly associated with employees who are 100 percent dedicated to our integration of acquired businesses and employees who have been notified of termination, but are continuing to work on transferring their responsibilities.
•
Contract termination expenses related to terminated contracts, primarily with sales agents and distribution agreements.
•
Changes to our contingent consideration liabilities related to our mergers and acquisitions.
•
Other various expenses to relocate facilities, integrate information technology, losses incurred on assets resulting from the applicable acquisition, and other various expenses.
•
Income and expenses related to providing a divested business certain services after the separation date.

Cash and Cash Equivalents - We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents are valued at cost, which approximates their fair value.

Accounts Receivable - Accounts receivable consists of trade and other miscellaneous receivables. We grant credit to customers in the normal course of business and maintain an allowance for expected credit losses. We determine the allowance for credit losses by geographic market and take into consideration historical credit experience, creditworthiness of the customer and other pertinent information. We make concerted efforts to collect all accounts receivable, but sometimes we have to write-off the account against the allowance when we determine the account is uncollectible. The allowance for credit losses was $109.8 million and $93.2 million as of December 31, 2025 and 2024, respectively.

Inventories - Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in first-out basis.

Property, Plant and Equipment - Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of ten to forty years for buildings and improvements and three to eight years for machinery and equipment. Maintenance and repairs are expensed as incurred. We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value.

Software Costs - We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs generally include external direct costs of materials and services utilized in developing or obtaining computer software and compensation and related benefits for employees who are directly associated with the software project. Capitalized software costs are included in property, plant and equipment on our balance sheet and amortized on a straight-line or weighted average estimated user basis when the software is ready for its intended use over the estimated useful lives of the software, which approximate three to ten years.

For cloud computing arrangements that are considered a service contract, our capitalization of implementation costs is aligned with the internal use software requirements. However, on our consolidated balance sheet these implementation costs are recognized in other noncurrent assets. On our consolidated statement of cash flows, these implementations costs are recognized in operating cash flows. The implementation costs are recognized on a straight-line basis over the expected term of the related service contract.

Instruments - Instruments are hand-held devices used by surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment. Undeployed instruments are carried at cost or net realizable value. Instruments that have been deployed to be used in surgeries are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives, determined principally in reference to associated product life cycles, primarily five years. We review instruments for impairment whenever events or changes in circumstances indicate that the carrying value of an instrument may not be recoverable. Depreciation of instruments is recognized as SG&A expense.

Goodwill - Goodwill is not amortized but is subject to annual impairment tests. Goodwill has been assigned to reporting units. Potential impairment of a reporting unit is identified by either comparing a reporting unit’s estimated fair value to its carrying amount or doing a qualitative assessment of a reporting unit’s fair value from the last quantitative assessment to determine if there is potential impairment. We may do a qualitative assessment when the results of the previous quantitative test indicated the reporting unit’s estimated fair value was significantly in excess of the carrying value of its net assets and we do not believe there have been significant changes in the reporting unit’s operations that would significantly decrease its estimated fair value. If a quantitative assessment is performed, the fair value of the reporting unit and the fair value of goodwill are determined based upon a discounted cash flow analysis and/or use of a market approach by looking at market values of comparable companies. Significant assumptions are incorporated into our discounted cash flow analyses such as forecasted net sales, revenue growth rates, forecasted operating expenses and risk-adjusted discount rates. We perform this test in the fourth quarter of the year or whenever events or changes in circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded in the amount that the carrying value of the reporting unit exceeds the fair value. See Note 10 for more information regarding goodwill.

Intangible Assets - Intangible assets are initially measured at their fair value. We have determined the fair value of our intangible assets either by the fair value of the consideration exchanged for the intangible asset or the estimated after-tax discounted cash flows expected to be generated from the intangible asset. Intangible assets with a finite life, including technology, certain trademarks and trade names, customer-related intangibles, intellectual property rights and patents and licenses are amortized on a straight-line basis over their estimated useful life or contractual life, which may range from less than one year to twenty years. Intangible assets with a finite life are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.

Intangible assets with an indefinite life, including certain trademarks and trade names and in-process research and development (“IPR&D”) projects, are not amortized. Indefinite life intangible assets are assessed annually to determine whether events and circumstances continue to support an indefinite life. Intangible assets with an indefinite life are tested for impairment annually or whenever events or circumstances indicate that the fair value of the asset is more likely than not below its carrying amount. An impairment loss is recognized if the carrying amount exceeds the estimated fair value of the asset. The amount of the impairment loss to be recorded would be determined based upon the excess of the asset’s carrying value over its fair value. The fair values of indefinite lived intangible assets are determined based upon a discounted cash flow analysis using the relief from royalty method or a qualitative assessment may be performed for any changes to the asset’s fair value from the last quantitative assessment. The relief from royalty method estimates the cost savings associated with owning, rather than licensing, assets. Significant assumptions are incorporated into these discounted cash flow analyses such as estimated growth rates, royalty rates and risk-adjusted discount rates. We may do a qualitative assessment when the results of the previous quantitative test indicated that the asset’s fair value was significantly in excess of its carrying value.

In determining the useful lives of intangible assets, we consider the expected use of the assets and the effects of obsolescence, demand, competition, anticipated technological advances, changes in surgical techniques, market influences and other economic factors. For technology-based intangible assets, we consider the expected life cycles of products, absent unforeseen technological advances, which incorporate the corresponding technology. Trademarks and trade names that do not have a wasting characteristic (i.e., there are no legal, regulatory, contractual, competitive, economic or other factors which limit the useful life) are assigned an indefinite life. Trademarks and trade names that are related to products expected to be phased out are assigned lives consistent with the period in which the products bearing each brand are expected to be sold. For customer relationship intangible assets, we assign useful lives based upon historical levels of customer attrition. Intellectual property rights are assigned useful lives that approximate the contractual life of any related patent or the period for which we maintain exclusivity over the intellectual property.

Contingent Consideration - Contingent consideration related to business combinations is recognized at its estimated fair value on the acquisition date. Subsequent changes to the fair value of those contingent consideration arrangements are recognized in the financial statement line item "Acquisition, integration, divestiture and related". Contingent consideration obligations related to business acquisitions may consist of development, regulatory and commercial milestone payments, and revenue or earnings-based payments, and are valued using discounted cash flow techniques. The estimated fair value related to achievement of development, regulatory and commercial milestone payments reflects management’s expectations of the probability of payment, and increases or decreases as the probability of payment or expectation of timing or amount of payments changes. The estimated fair value related to achievement of revenue-based payments is based upon probability-weighted future revenue estimates and increases or decreases as revenue estimates or expectation of timing or amount of payments changes.

At the end of each reporting period, we remeasure the fair value of these obligations based upon new information and record changes in their fair values until either the contingent consideration obligation is satisfied through payment upon achievement of, or the obligation no longer exists due to the failure to achieve the specified objectives. Changes to contingent consideration obligations can result from adjustments to discount rates, accretion of the discount rates due to the passage of time, changes in our estimates of the likelihood or timing of achieving development or commercial milestones, changes in the assumed probability associated with regulatory approval, and changes in the projected cashflows related to certain revenue milestones.

The assumptions related to estimating the fair value of contingent consideration include a significant amount of judgment, and any changes in the underlying estimates could have a material impact on the amount of contingent consideration recorded in any given period.

If the transaction is determined to be an asset acquisition rather than a business combination, a contingent consideration liability is recognized when the specified objective is deemed probable and is estimable.

Income Taxes - We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that we will not realize some portion or all of the deferred tax assets. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions across our global operations. Our income tax filings are regularly under audit in multiple federal, state, and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Because income tax adjustments in certain jurisdictions can be significant, we record tax positions based upon our estimates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Derivative Financial Instruments - We measure all derivative instruments at fair value and report them on our consolidated balance sheet as assets or liabilities. We maintain written policies and procedures that permit, under appropriate circumstances and subject to proper authorization, the use of derivative financial instruments solely for risk management purposes. The use of derivative financial instruments for trading or speculative purposes is prohibited by our policy. See Note 14 for more information regarding our derivative and hedging activities.

Accumulated Other Comprehensive Income (Loss) – Accumulated other comprehensive income (loss) (“AOCI”) refers to gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to stockholders’ equity. Our AOCI is comprised of foreign currency translation adjustments, including unrealized gains and losses on net investments hedges, unrealized gains and losses on cash flow hedges and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions.

Other Income (Expense), Net - Other income (expense), net includes gains/(losses) on changes in fair value of our investments, gains/(losses) on remeasurement of monetary assets and liabilities denominated in a currency other than an subsidiary's functional currency and the related gains/(losses) on derivative instruments that are not designated as hedging instruments that we use to manage the currency exposures of these assets and liabilities, certain components of pension expense, and other non-operating gains/(losses). In the years ended December 31, 2025, 2024 and 2023, we recognized gains of $14.7 million, losses of $42.1 million and losses of $18.5 million, respectively, on our investments in other debt and equity securities.

Treasury Stock - We account for repurchases of common stock under the cost method and present treasury stock as a reduction of stockholders’ equity. We reissue common stock held in treasury only for limited purposes.

Noncontrolling Interest - We have investments in other companies in which we have a controlling financial interest, but not 100 percent of the equity. Further information related to the noncontrolling interests of those investments has not been provided as it is not significant to our consolidated financial statements.

Accounting Pronouncements Recently Adopted

In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-09, Improvements to Income Tax Disclosures, which is an amendment to ASC Topic 740 - Income Taxes. The ASU improves the transparency of income tax disclosures by requiring greater disaggregated information about an entity’s effective tax rate reconciliation and requiring additional disclosures and disaggregation of income taxes paid, among other amendments to improve the effectiveness of income tax disclosures. We adopted the guidance effective for the year ended December 31, 2025, on a prospective basis. See Note 16 for the additional income tax disclosures.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which is an amendment to ASC Topic 220 - Comprehensive Income. The ASU improves financial reporting by requiring disclosure of additional information about specific expense categories included in the expense captions presented on the income statement as well as disclosures about selling expenses. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods for fiscal years beginning after December 15, 2027. The guidance will be applied prospectively with an option to apply the guidance retrospectively. Early adoption of this ASU is permitted. We are currently evaluating the impact this ASU will have on our disclosures.

In September 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software, which is an amendment to ASC Topic 350 - Intangibles - Goodwill and Other. The ASU amends the criteria and threshold for capitalizing software costs. The ASU removes the sequential software project stages from the previous guidance and will now require companies to capitalize internal-use software when: (1) management has authorized and committed to funding the software project, and (2) it is probable that the project will be completed and the software will be used to perform the function intended. The ASU is effective for fiscal years beginning after December 15, 2027, and interim periods within that reporting year. The guidance can be applied prospectively with an option to apply the guidance retrospectively or through a modified transition approach. Early adoption of this ASU is permitted. We are currently evaluating the impact this ASU will have on our consolidated financial statements.

3.
Revenue Recognition

We recognize revenue when our performance obligations under the terms of a contract with our customer are satisfied. This happens when we transfer control of our products to the customer, which generally occurs upon implantation or when title passes upon shipment. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring our product. Taxes collected from customers and remitted to governmental authorities are excluded from revenues.

We sell products through two principal channels: 1) direct to healthcare institutions, such as hospitals and ambulatory surgery centers, referred to as direct channel accounts; and 2) through stocking distributors and healthcare dealers. In direct channel accounts and with some healthcare dealers, inventory is generally consigned to sales agents or customers so that products are available when needed for surgical procedures. No revenue is recognized upon the placement of inventory into consignment, as we retain the ability to control the inventory. Upon implantation, we issue an invoice and revenue is recognized. Consignment sales represented approximately 85 percent of our net sales in 2025. Pricing for products is generally predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are generally linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase. Payment terms vary by customer, but are typically less than 90 days.

With sales to stocking distributors and some healthcare dealers and hospitals, revenue is generally recognized when control of our product passes to the customer, which can be upon shipment of the product or receipt by the customer. We estimate sales recognized in this manner represented approximately 15 percent of our net sales in 2025. These customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period differences in sales. Direct channel accounts may also make opportunistic orders where control of our product passes in this manner. It is our accounting policy to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service. We have contracts with these customers or orders may be placed from available price lists. Payment terms vary by customer, but are typically less than 90 days.

We offer standard warranties to our customers that our products are not defective. These standard warranties are not considered separate performance obligations. In limited circumstances, we offer extended warranties that are separate performance obligations. We have very few contracts that have multiple performance obligations. Since we do not have significant multiple element arrangements and essentially all of our sales are recognized upon implantation of a product or when title passes, very little judgment is required to allocate the transaction price of a contract or determine when control has passed to a customer. Our costs to obtain contracts consist primarily of sales commissions to employees or third-party agents that are earned when control of our product passes to the customer. Therefore, sales commissions are expensed as part of SG&A expenses at the same time revenue is recognized. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

We offer volume-based discounts, rebates, prompt pay discounts, limited rights of return and other various incentives which we account for under the variable consideration model. If sales incentives may be earned by a customer for purchasing a specified amount of our product, we estimate whether such incentives will be achieved and recognize these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. We primarily use the expected value method to estimate incentives. Under the expected value method, we consider the historical experience of similar programs as well as review sales trends on a customer-by-customer basis to estimate what levels of incentives will be earned. Occasionally, products are returned and, accordingly, we maintain an estimated refund liability based upon the expected value method that is recorded as a reduction in revenue.

We analyze sales by two geographies, the United States and International; and by the following product categories: Knees; Hips; Sports Medicine, Extremities and Trauma (“S.E.T.”), which includes Craniomaxillofacial and Thoracic (“CMFT”); and Technology & Data, Bone Cement and Surgical.

This net sales presentation differs from our reportable operating segments, which are based upon our senior management organizational structure and how we allocate resources toward achieving operating profit goals. Each of our reportable operating segments sells all the product categories noted above. Accordingly, the only difference from the presentation below and our reportable operating segments are the geographic groupings.

Net sales by geography are as follows (in millions):

	For the Years Ended December 31,
	2025	2024	2023
United States	$4,764.0	$4,439.0	$4,288.8
International	3,467.5	3,239.6	3,105.4
Total	$8,231.5	$7,678.6	$7,394.2

Net sales by product category are as follows (in millions):

	For the Years Ended December 31,
	2025	2024	2023
Knees	$3,322.3	$3,173.5	$3,038.4
Hips	2,093.5	1,999.1	1,967.2
S.E.T	2,150.2	1,865.7	1,752.6
Technology & Data, Bone Cement and Surgical	665.6	640.3	636.0
Total	$8,231.5	$7,678.6	$7,394.2

4.
Restructuring

In February 2025 and then as further expanded in December 2025, our management approved a global restructuring program (the “2025 Restructuring Plan”) intended to reduce costs and transform the way we operate. The 2025 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $155 million by the end of 2027. The pre-tax restructuring charges consist of employee termination benefits, contract terminations for sales agents and other charges, such as consulting fees. The expenses incurred under our 2025 Restructuring Plan are reported in our “Restructuring and other cost reduction initiatives” financial statement line item. The following table summarizes the liabilities recognized related to the 2025 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2024	$-	$-	$-	$-
Expenses incurred	121.3	7.3	8.2	136.8
Cash payments	(30.1)	(2.3)	(5.1)	(37.5)
Foreign currency exchange rate changes	0.3	-	-	0.3
Balance, December 31, 2025	$91.5	$5.0	$3.1	$99.6

Expense incurred since the start of the 2025 Restructuring Plan	$121.3	$7.3	$8.2	$136.8

Expense estimated to be recognized for the 2025 Restructuring Plan	$130.0	$10.0	$15.0	$155.0

In December 2023, our management approved a global restructuring program (the “2023 Restructuring Plan”) intended to optimize our cost base and drive greater efficiencies throughout the company. The 2023 Restructuring Plan concluded in 2025 and resulted in total pre-tax restructuring charges of approximately $115 million over the life of the plan. The pre-tax restructuring charges consisted of employee termination benefits, contract terminations for sales agents and other charges, such as consulting fees. The expenses incurred under our 2023 Restructuring Plan are reported in our “Restructuring and other cost reduction initiatives” financial statement line item. The following table summarizes the liabilities recognized related to the 2023 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2022	$-	$-	$-	$-
Expenses incurred	9.2	-	3.6	12.8
Cash payments	-	-	(1.0)	(1.0)
Non-cash activity	-	-	2.4	2.4
Balance, December 31, 2023	9.2	-	5.0	14.2
Expenses incurred	84.6	3.1	13.0	100.7
Cash payments	(73.9)	(1.7)	(12.6)	(88.2)
Foreign currency exchange rate changes	(1.1)	-	(0.1)	(1.2)
Non-cash activity	-	-	1.6	1.6
Balance, December 31, 2024	18.8	1.4	6.9	27.1
Expenses incurred	(2.2)	2.9	0.8	1.5
Cash payments	(14.9)	(3.3)	(6.8)	(25.0)
Foreign currency exchange rate changes	1.3	-	0.4	1.7
Balance, December 31, 2025	$3.0	$1.0	$1.3	$5.3

Total expense incurred under the 2023 Restructuring Plan	$91.6	$6.0	$17.4	$115.0

In December 2021, our management approved a global restructuring program (the “2021 Restructuring Plan”) intended to further reduce costs and to reorganize our global operations in preparation for the spinoff of ZimVie. The 2021 Restructuring Plan concluded in 2024 and resulted in total pre-tax restructuring charges of approximately $169 million over the life of the plan. The pre-tax restructuring charges consisted of employee termination benefits; contract terminations for sales agents; and other charges, such as consulting fees and project management expenses. The expenses incurred under our 2021 Restructuring Plan are reported in our “Restructuring and other cost reduction initiatives” financial statement line item. The 2021 Restructuring Plan was substantially complete at the end of 2024 and, accordingly, information for 2025 has not been provided. The following table summarizes the liabilities recognized related to the 2021 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2022	$10.5	$25.0	$3.1	$38.6
Expenses incurred	6.0	22.0	9.3	37.3
Cash payments	(12.5)	(30.2)	(9.6)	(52.3)
Foreign currency exchange rate changes	0.2	0.8	0.1	1.1
Balance, December 31, 2023	4.2	17.6	2.9	24.7
Expenses incurred	(2.1)	(0.1)	2.4	0.2
Cash payments	(1.5)	(14.8)	(3.8)	(20.1)
Foreign currency exchange rate changes	(0.1)	(0.7)	(0.1)	(0.9)
Balance, December 31, 2024	$0.5	$2.0	$1.4	$3.9

Total expense incurred under the 2021 Restructuring Plan	$57.0	$73.7	$38.6	$169.3

In December 2019, our Board of Directors approved, and we initiated, a global restructuring program (the “2019 Restructuring Plan”) with an objective of reducing costs to allow us to further invest in higher priority growth opportunities. The 2019 Restructuring Plan substantially concluded in 2025 and resulted in total pre-tax restructuring charges of approximately $393 million over the life of the plan. The pre-tax restructuring charges consisted of employee termination benefits; contract terminations for facilities and sales agents; and other charges, such as consulting fees, project management and relocation costs, including costs to close a manufacturing facility.

The following table summarizes the location on our consolidated statement of earnings and type of cost for our 2019 Restructuring Plan (in millions):

	Year Ended December 31, 2025
	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Cost of products sold, excluding intangible asset amortization	$-	$-	$0.2	$0.2
Restructuring and other cost reduction initiatives	7.8	-	17.0	24.8
	$7.8	$-	$17.2	$25.0

	Year Ended December 31, 2024
	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Cost of products sold, excluding intangible asset amortization	$-	$-	$11.5	$11.5
Restructuring and other cost reduction initiatives	26.4	-	10.2	36.6
	$26.4	$-	$21.7	$48.1

	Year Ended December 31, 2023
	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Cost of products sold, excluding intangible asset amortization	$-	$-	$8.2	$8.2
Restructuring and other cost reduction initiatives	17.4	-	15.9	33.3
	$17.4	$-	$24.1	$41.5

The following table summarizes the liabilities recognized related to the 2019 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2022	$28.9	$9.0	$6.4	$44.3
Expenses incurred	17.4	-	24.1	41.5
Cash payments	(2.1)	(3.4)	(27.7)	(33.2)
Foreign currency exchange rate changes	(0.4)	-	0.1	(0.3)
Balance, December 31, 2023	43.8	5.6	2.9	52.3
Expenses incurred	26.4	-	21.7	48.1
Cash payments	(32.0)	(1.8)	(23.2)	(57.0)
Foreign currency exchange rate changes	(0.2)	-	(0.1)	(0.3)
Balance, December 31, 2024	38.0	3.8	1.3	$43.1
Expenses incurred	7.8	-	17.2	25.0
Cash payments	(48.5)	(1.9)	(17.8)	(68.2)
Foreign currency exchange rate changes	3.3	-	-	3.3
Balance, December 31, 2025	$0.6	$1.9	$0.7	$3.2

Total expense incurred under the 2019 Restructuring Plan	$159.9	$35.0	$197.6	$392.5

We do not include restructuring charges in the operating profit of our reportable segments. We report the expenses for other cost reduction and optimization initiatives in our “Restructuring and other cost reduction initiatives” financial statement line item because these activities also have the goal of reducing costs across the organization. However, since the cost reduction initiative expenses are not considered restructuring, they have been excluded from the amounts presented in this note.

5.
Share-Based Compensation

Our share-based payments primarily consist of stock options and restricted stock units (“RSUs”). Share-based compensation expense was as follows (in millions):

	For the Years Ended December 31,
	2025	2024	2023
Total expense, pre-tax	$90.2	$101.0	$99.8
Tax benefit related to awards	7.7	8.7	16.7
Total expense, net of tax	$82.5	$92.3	$83.1

We had two equity compensation plans in effect at December 31, 2025: the 2009 Stock Incentive Plan (“2009 Plan”) and the Stock Plan for Non-Employee Directors. We have reserved the maximum number of shares of common stock available for awards under the terms of each of these plans. We have registered 59.9 million shares of common stock under these plans. The 2009 Plan provides for the grant of nonqualified stock options and incentive stock options, long-term performance awards in the form of performance shares or units, restricted stock, RSUs and stock appreciation rights. The Compensation and Management Development Committee of the Board of Directors determines the grant date for annual grants under our equity compensation plans. The date for annual grants under the 2009 Plan to our executive officers is expected to occur in the first quarter of each year following the earnings announcements for the previous quarter and full year. The Stock Plan for Non-Employee Directors provides for awards of stock options, restricted stock and RSUs to non-employee directors. It has been our practice to issue shares of common stock upon exercise of stock options from previously unissued shares, except in limited circumstances where they are issued from treasury stock. The total number of awards which may be granted in a given year and/or over the life of the plan under each of our equity compensation plans is limited. During 2024 and 2025, we did not grant any type of stock option awards. At December 31, 2025, an aggregate of 10.5 million shares were available for future grants and awards under these plans.

Stock Options

Stock options granted to date under our plans generally vest over three or four years and have a maximum contractual life of 10 years. As established under our equity compensation plans, vesting may accelerate upon retirement after the first anniversary date of the award if certain criteria are met. We recognize expense related to stock options on a straight-line basis over the requisite service period, less awards expected to be forfeited using estimated forfeiture rates. Due to the accelerated retirement provisions, the requisite service period of our stock options ranges from one to four years. Stock options are granted with an exercise price equal to the market price of our common stock on the date of grant, except in limited circumstances where local law may dictate otherwise.

A summary of stock option activity for the year ended December 31, 2025 is as follows (options in thousands):

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value (in millions)
Outstanding at January 1, 2025	5,371	$124.21
Options granted	-	-
Options exercised	(91)	92.72
Options forfeited	(3)	128.14
Options expired	(682)	116.93
Outstanding at December 31, 2025	4,595	$125.91	3.4	$-
Vested or expected to vest as of December 31, 2025	4,595	$125.91	3.4	$-
Exercisable at December 31, 2025	4,594	$125.91	3.4	$-

We use a Black-Scholes option-pricing model to determine the fair value of our stock options. Expected volatility was derived from a combination of historical volatility and implied volatility because the options that were actively traded around the grant date of our stock options did not have maturities of over one year. The expected term of the stock options has been derived from historical employee exercise behavior. The risk-free interest rate was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options. The dividend yield was determined by using an estimated annual dividend and dividing it by the market price of our stock on the grant date.

The following table presents information regarding the weighted average fair value of stock options granted, the assumptions used to determine fair value, the intrinsic value of options exercised and the tax benefit of options exercised in the indicated year. No stock options were granted in 2025 and 2024 and therefore certain information is not applicable (“N/A”).

	For the Years Ended December 31,
	2025	2024	2023
Dividend yield	N/A	N/A	0.8%
Volatility	N/A	N/A	27.7%
Risk-free interest rate	N/A	N/A	3.5%
Expected life (years)	N/A	N/A	5.0
Weighted average fair value of options granted	N/A	N/A	$36.65
Intrinsic value of options exercised (in millions)	$1.0	$11.4	$23.2
Tax benefit of options exercised (in millions)	$0.2	$2.3	$4.4

As of December 31, 2025, there was no unrecognized share-based payment expense related to nonvested stock options granted under our plans.

RSUs

We have awarded RSUs to certain of our employees. The terms of the awards are generally three or four years. Some of the awards have only service conditions while some have performance and market conditions in addition to service conditions. Future service conditions may be waived if an employee retires after the first anniversary date of the award, but performance and market conditions continue to apply. Accordingly, the requisite service period used for share-based payment expense on our RSUs range from one year to four years.

A summary of nonvested RSU activity for the year ended December 31, 2025 is as follows (RSUs in thousands):

		Weighted Average
		Grant Date
	RSUs	Fair Value
Outstanding at January 1, 2025	2,069	$123.37
Granted	1,832	98.00
Vested	(683)	102.19
Forfeited	(438)	114.40
Outstanding at December 31, 2025	2,780	$108.83

For the RSUs with service conditions only, the fair value of the awards was determined based upon the fair market value of our common stock on the date of grant. For the RSUs with market conditions, a Monte Carlo valuation technique was used to simulate the market conditions of the awards. The outcome of the simulation was used to determine the fair value of the awards.

We are required to estimate the number of RSUs that will vest and recognize share-based payment expense on a straight-line basis over the requisite service period. As of December 31, 2025, we estimate that 1,944,684 outstanding RSUs will vest. If our estimate were to change in the future, the cumulative effect of the change in estimate will be recorded in that period. Based upon the number of RSUs that we expect to vest, the unrecognized share-based payment expense as of December 31, 2025 was $100.7 million and is expected to be recognized over a weighted-average period of 1.8 years. The fair value of RSUs that vested during the years ended December 31, 2025, 2024 and 2023 based upon our stock price on the date of vesting was $71.0 million, $51.2 million, and $26.9 million, respectively.

6.
Inventories

Inventories consisted of the following (in millions):

	As of December 31,
	2025	2024
Finished goods	$1,832.2	$1,771.7
Work in progress	181.0	175.1
Raw materials	273.2	288.5
Inventories	$2,286.4	$2,235.3

Amounts charged to the consolidated statements of earnings for excess and obsolete inventory in the years ended December 31, 2025, 2024 and 2023 were $311.2 million, $149.9 million and $155.2 million, respectively.

7.
Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

	As of December 31,
	2025	2024
Land	$22.5	$18.5
Building and equipment	2,419.8	2,273.1
Capitalized software costs	623.8	575.1
Instruments	3,905.0	3,589.6
Construction in progress	286.3	233.9
	7,257.4	6,690.2
Accumulated depreciation	(5,050.3)	(4,641.4)
Property, plant and equipment, net	$2,207.1	$2,048.8

Depreciation expense was $427.9 million, $404.4 million and $390.2 million for the years ended December 31, 2025, 2024 and 2023, respectively.

We had $11.7 million and $10.4 million of property, plant and equipment included in accounts payable as of December 31, 2025 and 2024, respectively.

8.
Fair Value Measurements of Assets and Liabilities

The following financial assets and liabilities are recorded at fair value on a recurring basis (in millions):

	As of December 31, 2025
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$41.4	$-	$41.4	$-
Cross-currency interest rate swaps	49.7	-	49.7	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	4.0	-	4.0	-
Total Assets	$95.1	$-	$95.1	$-
Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$4.8	$-	$4.8	$-
Cross-currency interest rate swaps	9.4	-	9.4	-
Interest rate swaps	112.4	-	112.4	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.4	-	1.4	-
Contingent payments related to acquisitions	299.2	-	-	299.2
Total Liabilities	$427.2	$-	$128.0	$299.2

	As of December 31, 2024
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$89.5	$-	$89.5	$-
Cross-currency interest rate swaps	50.3	-	50.3	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.8	-	1.8	-
Total Assets	$141.6	$-	$141.6	$-
Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$1.8	$-	$1.8	$-
Cross-currency interest rate swaps	14.2	-	14.2	-
Interest rate swaps	158.6	-	158.6	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	0.8	-	0.8	-
Contingent payments related to acquisitions	180.7	-	-	180.7
Total Liabilities	$356.1	$-	$175.4	$180.7

We value our foreign currency forward contracts using a market approach based on foreign currency exchange rates obtained from active markets, and we perform ongoing assessments of counterparty credit risk.

We value our interest rate swaps using a market approach based on publicly available market yield curves and the terms of our swaps, and we perform ongoing assessments of counterparty credit risk. The valuation of our cross-currency interest rate swaps also includes consideration of foreign currency exchange rates.

Contingent payments related to acquisitions consist of sales-based payments and development and regulatory milestones, and are valued using discounted cash flow techniques. The fair value of sales-based payments is based upon significant unobservable inputs such as probability-weighted future revenue estimates and simulating the numerous potential outcomes, and changes as revenue estimates increase or decrease. The fair value of the development and regulatory milestones are based on the probability of success in obtaining the specified development achievement or regulatory approval. The fair value of sales-based payments and development and regulatory milestones utilize significant unobservable inputs, which could reasonably change in future periods resulting in significantly higher or lower fair value measurements. If our estimates of future revenue or probability of achievement increase, the fair value measurements for these contingent payments will increase. Vice versa, if our estimates of future revenue or probability of achievement decrease, the fair value measurements for these contingent payments will decline. For each of our acquisitions that include contingent consideration, there is a maximum payout. Accordingly, the range of our potential contingent consideration payments are $25 million to $795 million.

Contingent payments related to our acquisition of Embody, Inc. (“Embody”) in February 2023 are to be settled by issuance of our common stock and cash payments. The Embody acquisition is discussed in Note 9. During the year ended December 31, 2025, we issued 0.3 million shares of our common stock valued at $27.8 million and paid $4.4 million of cash for a commercial milestone related to the Embody acquisition. The fair value of common stock was determined to be $101.02 per share, which represented the average of our high and low stock prices on the settlement date. During the year ended December 31, 2024, we issued 0.2 million shares of our common stock valued at $23.4 million and paid $1.5 million of cash for a commercial milestone related to the Embody acquisition.

The fair value of common stock was determined to be $123.87 per share, which represented the average of our high and low stock prices on the settlement date.

See Note 9 for a description of the contingent consideration related to the Paragon 28 and Monogram acquisitions.

The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) (in millions):

Level 3 - Liabilities	2025	2024	2023
Contingent payments related to acquisitions
Beginning balance	$180.7	$141.7	$17.4
New contingent consideration related to acquisitions	246.3	61.0	138.5
Change in estimates	(77.1)	7.1	16.0
Settlements	(52.8)	(28.9)	(30.2)
Foreign currency impact	2.1	(0.2)	-
Ending balance	$299.2	$180.7	$141.7

Changes in estimates for contingent payments related to acquisitions are recognized in the “Acquisition, integration, divestiture” and related line item on our consolidated statements of earnings.

9.
Acquisitions

2025 Acquisitions

Paragon 28, Inc.

On April 21, 2025, we completed the acquisition of all outstanding shares of Paragon 28, Inc. ("Paragon 28"). At the effective time of the acquisition, each outstanding share of Paragon 28 was automatically cancelled and retired and converted into the right to receive (i) $13.00 in cash and (ii) a non-tradeable contingent value right ("CVR") entitling the holder to receive up to $1.00 per share in cash if certain revenue milestones are achieved. Upon completion of the acquisition, Paragon 28 became a wholly-owned subsidiary of Zimmer Biomet. We accounted for the Paragon 28 acquisition as a business combination under the acquisition method of accounting.

Paragon 28 is a leading medical device company focused exclusively on the foot and ankle orthopedic segment. The acquisition increases our market share in the foot and ankle segment, which has been growing faster than some of the other segments in which we compete. We paid $1,241.5 million in initial consideration utilizing cash on hand and borrowing $400.0 million on our five-year credit agreement and $150.0 million on our Uncommitted Credit Facility (as defined in Note 12). The CVRs issued to former Paragon 28 shareholders may result in up to approximately $90.0 million in additional consideration if certain revenue milestones are achieved. We determined the fair value of the additional consideration to be $35.0 million as of the acquisition date. The estimated fair value of this contingent consideration liability was calculated using a Black Scholes framework, utilizing strike prices at the maximum and minimum amount of the revenue that needs to be achieved to earn a payout, and discounting to present value the estimated payment. In addition, we incurred $72.4 million of acquisition expenses related to the Paragon 28 acquisition in the year ended December 31, 2025, primarily consisting of compensation expense and investment banking fees that are included in "Acquisition, integration, divestiture and related" in our consolidated statement of earnings. The compensation expense included $43.4 million related to the discretionary accelerated vesting of Paragon 28 unvested restricted stock units as agreed upon as part of the merger agreement.

As part of the Paragon 28 business combination, the fair value of acquired technology was estimated using the multi-period excess earnings method, which isolates the net earnings attributable to the asset being measured. Significant assumptions used in the valuation of technology included revenue growth rates, obsolescence rate, gross margin, operating expenses, and contributory asset charge rate.

The goodwill related to the Paragon 28 acquisition represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the acquisition is generated from the operational synergies, cross-selling opportunities and future development we expect to achieve from the technologies acquired. The goodwill related to this acquisition is not expected to be deductible for tax purposes. The goodwill related to the Paragon 28 acquisition is allocated among the Americas, EMEA, and APAC operating segments and the Americas Orthopedics, EMEA, and APAC reporting units. See Note 10 for the allocation among operating segments.

The purchase price allocation for the Paragon 28 acquisition is preliminary as of December 31, 2025. We need additional time to finalize tax-related accounts and the estimated fair values of contingent assets and liabilities. There may be differences between the preliminary estimates of fair value and the final acquisition accounting. The final estimates of fair value are expected to be completed as soon as possible, but no later than one year after the acquisition date.

The following table summarizes the estimates of fair value of the assets acquired and liabilities assumed related to the Paragon 28 acquisition (in millions):

Cash consideration	$1,241.5
Contingent consideration	35.0
Fair value of consideration transferred	$1,276.5

Cash	$15.2
Accounts receivable, net	36.8
Inventories	152.6
Prepaid expenses and other current assets	5.6
Intangible assets subject to amortization:
Technology	324.0
Trademarks and trade names	44.0
Customer relationships	91.5
Intangible assets not subject to amortization:
In-process research and development (IPR&D)	103.0
Property, plant and equipment	68.0
Other assets	2.3
Current liabilities	(95.5)
Deferred income taxes	(89.2)
Other long-term liabilities	(1.9)
Net assets acquired	$656.4

Goodwill	$620.1

The weighted average amortization periods selected for technology, trademarks and trade names and customer relationships were 10 years, 15 years and 5 years, respectively. The IPR&D intangible assets relate to several projects that are expected to be commercialized from 2025 through 2027. Upon commercialization subsequent to the acquisition date, $18.4 million of IPR&D was reclassified to a definite-lived intangible asset and began amortizing over the applicable estimated useful life.

Monogram Technologies Inc.

On October 7, 2025, we completed the acquisition of all outstanding shares of Monogram Technologies Inc. (“Monogram”), an orthopedic robotics company. Monogram's semi- and fully-autonomous robotic technologies are expected to add to our suite of orthopedic robotics, enabling solutions and analytics to address the needs of surgeons pre-, intra- and post-operatively. At the effective time of the acquisition, each outstanding common share of Monogram was automatically cancelled and retired and converted into the right to receive (i) $4.04 in cash and (ii) a non-tradeable CVR entitling the holder to receive up to $12.37 per share in cash if certain product development, regulatory and revenue milestones are achieved through 2030. Monogram also had outstanding shares of Series D preferred stock and Series E preferred stock, which were automatically cancelled and retired at the effective time of the acquisition. In the case of each share of Monogram’s Series D preferred stock, shareholders received $2.25 in cash, without interest, plus an amount equal to any accrued but unpaid dividends, and in the case of each share of Monogram’s Series E preferred stock, shareholders received $100.00 in cash, without interest. Upon completion of the acquisition, Monogram became a wholly-owned subsidiary of Zimmer Biomet.

We paid $175.9 million in initial consideration. The CVRs issued to Monogram common stockholders may result in up to approximately $570 million in additional consideration if certain product development, regulatory and revenue milestones are achieved through 2030. We estimated the contingent consideration liability to be $211.3 million, of which $201.6 million was allocated to additional consideration to acquire Monogram and $9.7 million was allocated to the discretionary accelerated vesting of Monogram unvested stock options and expensed as an acquisition-related cost. Total acquisition-related costs were $19.6 million. The estimated fair value of the contingent consideration liability related to the development and regulatory milestones was calculated based on the probability of achieving the specified milestones and considered the time value of money. The first development milestone was achieved in January 2026. The estimated fair value of the contingent consideration liability related to the revenue milestones is estimated using a Monte Carlo simulation method which models a range of potential revenue trajectories over the applicable milestone periods and estimates the expected milestone payments based on the probability of achieving the specified thresholds. Significant assumptions used in the valuation related to the Monte Carlo simulation included revenue growth rates and the appropriate discount rate to reflect the time value of money and risk associated with the obligation.

As part of the Monogram business combination, the fair value of the IPR&D was estimated using the multi-period excess earnings method, which isolates the net earnings attributable to the asset being measured. Significant assumptions used in the valuation of IPR&D included revenue growth rates, obsolescence rate, discount rate, and contributory asset charge rate.

The goodwill related to the Monogram acquisition represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the acquisition is generated from the cross-selling opportunities and future development we expect to achieve from the technologies acquired. No goodwill is expected to be deductible for income tax purposes. The goodwill related to the Monogram acquisition is included in the Americas operating segment and the Americas Orthopedics reporting unit.

The purchase price allocation for the Monogram acquisition is preliminary as of December 31, 2025. We need additional time to finalize tax-related accounts. There may be differences between the preliminary estimates of fair value and the final acquisition accounting. The final estimates of fair value are expected to be completed as soon as possible, but no later than one year after the acquisition date.

The following table summarizes the estimates of fair value of the assets acquired and liabilities assumed related to the Monogram acquisition (in millions):

Initial consideration	$175.9
Contingent consideration	201.6
Fair value of consideration transferred	$377.5

Current assets	$9.4
Intangible assets not subject to amortization:
IPR&D	131.5
Other assets	1.5
Current liabilities	(13.9)
Deferred income taxes	(13.9)
Other long-term liabilities	(0.1)
Total identifiable net assets	$114.5

Goodwill	$263.0

The Monogram robotic technologies are currently not commercialized and therefore have been recognized as an IPR&D intangible asset. The fully-autonomous robot is currently undergoing a clinical study. We expect commercialization to begin in 2027. Upon commercialization, the IPR&D will be reclassified to a definite-lived intangible asset and begin amortizing over the applicable estimated useful life.

2024 Acquisitions

On April 2, 2024, we completed the acquisition of all the outstanding shares of a third party orthopedics distributor in the EMEA market. Prior to the acquisition, the distributor sold our products to its customers. The acquisition is expected to improve our margins and allow us to better serve the end customers.

On April 29, 2024, we completed the acquisition of all the outstanding shares of V.I.M.S. Vidéo Interventionnelle Médicale Scientifique, a privately-held medical device company based in France, which expands our portfolio in the sports medicine market.

On August 16, 2024, we completed the acquisition of all the outstanding shares of a privately-held medical device company based in the United States, which expands our portfolio in the CMFT market.

On October 11, 2024, we completed the acquisition of all the outstanding shares of OrthoGrid Systems, Inc. (“OrthoGrid”), a privately-held medical device technology company focused on artificial intelligence-driven surgical guidance for total hip replacement, which expands our portfolio in the hips market.

These four acquisitions are collectively referred to in this report as the “2024 acquisitions”. Initial consideration related to the 2024 acquisitions was $294.8 million, with additional consideration up to $111.6 million, subject to the achievement of future regulatory milestones and commercial milestones. We determined the fair value of the additional consideration to be $61.0 million as of the acquisition dates.

The goodwill related to the 2024 acquisitions represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to these acquisitions is generated from the operational synergies, cross-selling opportunities and future development we expect to achieve from the technologies acquired. No goodwill is expected to be deductible for income tax purposes. The goodwill related to the two acquisitions that occurred in April of 2024 is included in the EMEA operating segment and reporting unit. The goodwill related to the acquisition that occurred in August of 2024 is included in the Americas operating segment and the Americas CMFT reporting unit. The goodwill related to the OrthoGrid acquisition is included in the Americas operating segment and the Americas Orthopedics reporting unit.

During the year ended December 31, 2025, there were no material adjustments to the fair values of assets and liabilities acquired from the 2024 acquisitions.

The purchase price allocations for the 2024 acquisitions are final as of December 31, 2025. The following table summarizes the aggregate final estimates of fair value of the assets acquired and liabilities assumed related to the 2024 acquisitions (in millions):

Cash consideration	$294.8
Contingent consideration	61.0
Fair value of consideration transferred	$355.8

Current assets	$24.4
Intangible assets subject to amortization:
Technology	112.5
Trademarks and trade names	5.0
Customer relationships	40.8
Intangible assets not subject to amortization:
IPR&D	7.0
Other assets	4.1
Current liabilities	(6.4)
Deferred income taxes	(33.9)
Other long-term liabilities	(0.5)
Total identifiable net assets	$152.9

Goodwill	$202.9

The weighted average amortization periods selected for technology, customer relationships and trademarks and trade names were 14 years, 9 years and 14 years, respectively. Upon receiving regulatory approval subsequent to the applicable acquisition date, the $7.0 million of IPR&D was reclassified to a definite-lived intangible asset and began amortizing over the applicable estimated useful life.

2023 Acquisitions

On February 14, 2023, we completed the acquisition of all the outstanding shares of Embody, Inc. (“Embody”), a medical device company focused on soft tissue healing, that expands our portfolio for the sports medicine market. Initial consideration consisted of the issuance of 1.1 million shares of our common stock valued at $135.0 million and $19.5 million of cash for a total value of $154.5 million. The fair value of our common stock was determined to be $127.34 per share, which represented the average of our high and low stock prices on the acquisition date. To minimize dilution from issuing shares for the Embody acquisition, we repurchased 1.9 million shares of our common stock in the three-month period ended March 31, 2023. The Embody acquisition includes additional consideration of up to $120.0 million in fair value of our common shares and cash, subject to achieving a future regulatory milestone after closing and commercial milestones based on sales growth over a three-year period. We assigned a fair value of $94.0 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent consideration liability was calculated based on the probability of achieving the specified regulatory milestone and by simulating numerous potential outcomes for the commercial milestones and discounting to present value the estimated payments.

On April 28, 2023, we completed the acquisition of all the outstanding shares of a privately held orthopedics medical device company that expands our portfolio in the orthopedics market ("April 2023 acquisition"). The initial consideration consisted of $15.0 million of cash and includes additional consideration of up to $8.0 million in cash, subject to achieving future regulatory milestones.

On October 6, 2023, we completed the acquisition of all the outstanding shares of a privately held orthopedics medical device company that provides us new surgical technology that can be used in procedures across multiple product categories (“October 2023 acquisition”). The initial consideration consisted of $42.2 million of cash and includes additional consideration of up to $33.0 million in cash contingent upon achieving certain commercial milestones based on sales growth over a three-year period. We assigned a fair value of $21.5 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent liability was calculated based on the probability of achieving the commercial milestones and discounting to present value the estimated payments.

On November 15, 2023, we completed the acquisition of a privately held technology company by acquiring certain assets, liabilities and employees of the technology company (“November 2023 acquisition”). The November acquisition expands our technology and data capabilities and solutions across multiple product categories to better serve our customers. The initial consideration consisted of $60.7 million of cash and includes additional consideration of up to $20.0 million in cash contingent upon achieving a commercial milestone based on a certain sales target which must be achieved by December 31, 2025. We assigned a fair value of $15.0 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent liability was calculated based on the probability of achieving the commercial milestone and discounting to present value the estimated payment.

These four acquisitions are collectively referred to in this report as the “2023 acquisitions”. Refer to Note 8 for information regarding the issuance of common stock and cash payments related to the contingent consideration liabilities that have occurred subsequent to the acquisition dates.

The goodwill related to the 2023 acquisitions represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the 2023 acquisitions is generated from the operational synergies and cross-selling opportunities we expect to achieve from the technologies acquired. A portion of the goodwill is expected to be deductible for U.S. income tax purposes. The goodwill related to the Embody, the October 2023 and the November 2023 acquisitions is included in the Americas operating segment and the Americas Orthopedics reporting unit. The goodwill related to the April 2023 acquisition is included in the Asia Pacific operating segment and reporting unit.

The purchase price allocations for the 2023 acquisitions were final as of December 31, 2024. The following table summarizes the aggregate final estimates of fair value of the assets acquired and liabilities assumed related to the 2023 acquisitions (in millions):

Initial consideration	$272.4
Contingent consideration	138.5
Fair value of consideration transferred	$410.9

Current assets	$13.1
Intangible assets subject to amortization:
Technology	144.0
Trademarks and trade names	3.5
Customer relationships	40.1
Intangible assets not subject to amortization:
IPR&D	36.3
Other assets	4.8
Current liabilities	(8.2)
Deferred income taxes	(37.7)
Total identifiable net assets	$195.9

Goodwill	$215.0

The weighted average amortization periods selected for technology, customer relationships and trademarks and trade names were 15 years, 8 years and 13 years, respectively. Upon receiving regulatory approval subsequent to the Embody acquisition date, the $36.3 million of IPR&D was reclassified to a definite-lived intangible asset and began amortizing over the applicable estimated useful life.

We have not included pro forma information and certain other information under GAAP for any of the acquisitions described in this Note because they did not have a material impact on our financial position or results of operations.

10.
Goodwill and Other Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill (in millions):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2024
Goodwill	$8,273.5	$1,326.8	$552.7	$10,153.0
Accumulated impairment losses	(7.7)	(1,326.8)	-	(1,334.5)
	8,265.8	-	552.7	8,818.5
2024 acquisitions	156.5	44.1	-	200.6
Currency translation	(53.2)	(0.4)	(14.4)	(68.0)
Balance at December 31, 2024
Goodwill	8,376.8	1,370.5	538.3	10,285.6
Accumulated impairment losses	(7.7)	(1,326.8)	-	(1,334.5)
	8,369.1	43.7	538.3	8,951.1
Purchase accounting adjustments related to 2024 acquisitions	1.7	0.6	-	2.3
Paragon 28 acquisition	513.3	32.6	74.2	620.1
Monogram acquisition	263.0	-	-	263.0
Currency translation	101.6	1.7	7.3	110.6
Balance at December 31, 2025
Goodwill	9,256.4	1,405.4	619.8	11,281.6
Accumulated impairment losses	(7.7)	(1,326.8)	-	(1,334.5)
	$9,248.7	$78.6	$619.8	$9,947.1

As discussed further in Note 9, we completed acquisitions during the years ended December 31, 2025, 2024 and 2023, resulting in additional goodwill.

We perform our annual test of goodwill impairment in the fourth quarter of every year. In connection with the annual goodwill impairment test in the fourth quarter of 2025, we estimated the fair value of our Americas Orthopedics and Asia Pacific reporting units using the income and market approaches. In the annual 2025 test, the estimated fair values of each of the Americas Orthopedics and Asia Pacific reporting units exceeded their carrying values by more than 25 percent. We performed a qualitative test on our EMEA and Americas CMFT reporting units and concluded it was more likely than not that the fair value of each of these reporting units exceeded their carrying values.

Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from publicly-traded companies that are similar to our reporting units and considers differences between our reporting units and the comparable companies.

In estimating the future cash flows of the reporting units, we utilized a combination of market and company-specific inputs that a market participant would use in assessing the fair value of the reporting units. The primary market input was revenue growth rates. These rates were based upon historical trends and estimated future growth drivers such as an aging global population, obesity and more active lifestyles. Significant company-specific inputs included assumptions regarding how the reporting unit could leverage operating expenses as revenue grows and the impact any of our differentiated products or new products will have on revenues.

Under the guideline public company methodology, we took into consideration specific risk differences between our reporting units and the comparable companies, such as recent financial performance, size risks and product portfolios, among other considerations.

We will continue to monitor the fair value of our reporting units in our interim and annual reporting periods. If our estimated cash flows decrease, we may have to record impairment charges in the future. Factors that could result in our cash flows being lower than our current estimates include: 1) decreased revenues caused by unforeseen changes in the healthcare market, or our inability to generate new product revenue from our research and development activities, 2) our inability to achieve the estimated operating margins in our forecasts from our restructuring programs, cost saving initiatives, and other unforeseen factors, and 3) the weakening of foreign currencies against the U.S. Dollar. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values.

There were no goodwill impairment charges for the years ended December 31, 2025, 2024 and 2023.

The components of identifiable intangible assets were as follows (in millions):

	Technology	Intellectual Property Rights	Trademarks and Trade Names	Customer Relationships	IPR&D	Other	Total
As of December 31, 2025:
Intangible assets subject to amortization:
Gross carrying amount	$3,833.1	$478.0	$571.1	$5,290.0	$-	$206.7	$10,378.9
Accumulated amortization	(2,322.5)	(383.2)	(349.6)	(3,110.7)	-	(171.0)	(6,337.0)
Intangible assets not subject to amortization:
Gross carrying amount	-	-	459.3	-	216.1	-	675.4
Total identifiable intangible assets	$1,510.6	$94.8	$680.8	$2,179.3	$216.1	$35.7	$4,717.3
As of December 31, 2024:
Intangible assets subject to amortization:
Gross carrying amount	$3,438.1	$478.0	$520.4	$5,124.5	$-	$188.4	$9,749.4
Accumulated amortization	(2,056.6)	(346.3)	(313.0)	(2,761.4)	-	(123.7)	(5,601.0)
Intangible assets not subject to amortization:
Gross carrying amount	-	-	450.0	-	-	-	450.0
Total identifiable intangible assets	$1,381.5	$131.7	$657.4	$2,363.1	$-	$64.7	$4,598.4

In the year ended December 31, 2025, we recognized intangible assets of $27.0 million related to agreements we have entered into in order to acquire the ownership rights or gain access to various technologies. The weighted average amortization period selected for these intangible assets was 7 years. The contractual payments under these agreements are included in "Acquisition of intangible assets" in our consolidated statements of cash flows. We have recognized current liabilities of approximately $15.0 million for the remaining portion of the contractual payments, which represents noncash investing activity for the year ended December 31, 2025.

In the year ended December 31, 2024, we recognized intangible assets of $205.8 million related to agreements we have entered into in order to acquire the ownership rights or gain access to various technologies. The weighted average amortization period selected for these intangible assets was 8 years. The contractual payments under these agreements are included in "Acquisition of intangible assets" in our consolidated statements of cash flows. As of December 31, 2024, we recognized current liabilities and noncurrent liabilities of approximately $31.0 million and

$35.0 million, respectively, for the remaining portion of the contractual payments to be made in future years, which represented noncash investing activity for the year ended December 31, 2024.

In the year ended December 31, 2023, we entered into agreements to acquire intellectual property through the buyout of certain licensing arrangements. These new agreements and the related payments eliminate the various royalty payments that would have been due under the terms of previous licensing arrangements through 2030. These new agreements benefit us by expanding our ownership of intellectual property that we may use in the future. We recognized intangible assets of $86.1 million in 2023 related to these agreements, which will be amortized through 2030. The fixed, contractual payments made under these new agreements are reflected in "Acquisition of intangible assets" in our consolidated statements of cash flows.

Estimated annual amortization expense based upon intangible assets recognized as of December 31, 2025 for the years ending December 31, 2026 through 2030 is (in millions):

For the Years Ending December 31,
2026	$633.6
2027	619.8
2028	613.6
2029	564.9
2030	448.4

11.
Other Current Liabilities

Other current liabilities consisted of the following (in millions):

	As of December 31,
	2025	2024
Other current liabilities:
License and service agreements	$139.0	$110.5
Salaries, wages and benefits	477.1	373.2
Customer rebates	243.0	203.1
Accrued liabilities	834.5	706.5
Total other current liabilities	$1,693.6	$1,393.3

.

12.
Debt

Our debt consisted of the following (in millions):

	As of December 31,
	2025	2024
Current portion of long-term debt
3.550% Senior Notes due 2025	-	863.0
2.425% Euro Notes due 2026	587.1	-
Total short-term debt	$587.1	$863.0
Long-term debt
3.050% Senior Notes due 2026	-	600.0
4.700% Senior Notes due 2027	600.0	-
5.350% Senior Notes due 2028	500.0	500.0
3.550% Senior Notes due 2030	257.5	257.5
5.050% Senior Notes due 2030	550.0	-
2.600% Senior Notes due 2031	750.0	750.0
5.200% Senior Notes due 2034	700.0	700.0
4.250% Senior Notes due 2035	253.4	253.4
5.500% Senior Notes due 2035	600.0	-
5.750% Senior Notes due 2039	317.8	317.8
4.450% Senior Notes due 2045	395.4	395.4
2.425% Euro Notes due 2026	-	517.7
1.164% Euro Notes due 2027	587.1	517.7
3.518% Euro Notes due 2032	822.0	724.8
0.930% Swiss Notes Due 2030	265.1	-
1.560% Swiss Notes Due 2035	492.2	-
Debt discount and issuance costs	(46.1)	(34.1)
Adjustment related to interest rate swaps	(112.4)	(158.6)
Total long-term debt	$6,932.0	$5,341.6

In 2025, we redeemed the $863.0 million outstanding principal amount of our 3.550% Senior Notes due 2025 and the $600.0 million outstanding principal amount of our 3.050% Senior Notes due 2026.

On September 4, 2025, we issued two new series of senior unsecured debt securities denominated in Swiss francs, comprising CHF 210.0 million aggregate principal amount of our 0.930% Bonds (the “Swiss Notes due 2030”) and CHF 390.0 million aggregate principal amount of our 1.560% Bonds (the “Swiss Notes due 2035” and together with the Swiss Notes due 2030, the "Swiss Notes"). Interest for these Swiss Notes is payable annually in arrears on September 4 of each year, commencing on September 4, 2026. We received proceeds of $744.0 million from the Swiss Notes.

On February 19, 2025, we completed the offering of $600.0 million aggregate principal amount of our 4.700% Senior Notes due February 19, 2027, $550.0 million aggregate amount of our 5.050% Senior Notes due February 19, 2030, and $600.0 million aggregate principal amount of our 5.500% Senior Notes due February 19, 2035. Interest is payable on these Senior Notes on February 19 and August 19 of each year until maturity. We received proceeds of $1,748.1 million from the 2027 Notes, 2030 Notes and 2035 Notes.

On June 27, 2025, we entered into a new five-year revolving credit agreement (the “2025 Five-Year Credit Agreement”) and a new 364-day revolving credit agreement (the “2025 364-Day Revolving Credit Agreement”), as described below. Borrowings under these credit agreements will be used for general corporate purposes.

The 2025 Five-Year Credit Agreement contains a five-year unsecured revolving facility of $1.5 billion (the “2025 Five-Year Revolving Facility”). The 2025 Five-Year Credit Agreement replaced the previous revolving credit agreement entered into on June 28, 2024 (the “2024 Five-Year Credit Agreement”), which contained a five-year unsecured revolving facility of $1.5 billion (the “2024 Five-Year Revolving Facility”).

The 2025 Five-Year Credit Agreement will mature on June 27, 2030, with two one-year extensions exercisable at our discretion and subject to required lender consent. The 2025 Five-Year Credit Agreement also includes an uncommitted incremental feature allowing us to request an increase of the facility by an aggregate amount of up to $500.0 million.

Borrowings under the 2025 Five-Year Credit Agreement bear interest at floating rates, based upon either an adjusted term secured overnight financing rate (“Term SOFR”) for the applicable interest period or an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2025 Five-Year Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating.

The 2025 Five-Year Credit Agreement contains customary affirmative and negative covenants and events of default for unsecured financing arrangements, including, among other things, limitations on consolidations, mergers, and sales of assets. The 2025 Five-Year Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 for a period of time in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2025 Five-Year Credit Agreement as of December 31, 2025. As of December 31, 2025, there were no outstanding borrowings under the 2025 Five-Year Credit Agreement.

The 2025 364-Day Revolving Credit Agreement is an unsecured revolving credit facility in the principal amount of $1.0 billion (the “2025 364-Day Revolving Facility”). The 2025 364-Day Revolving Credit Agreement replaced a credit agreement entered into on June 28, 2024, which was also a 364-day unsecured revolving credit facility of $1.0 billion (the “2024 364-Day Revolving Facility”). There were no borrowings outstanding under the 2024 364-Day Revolving Facility when it was terminated.

The 2025 364-Day Revolving Facility will mature on June 26, 2026. Borrowings under the 2025 364-Day Revolving Credit Agreement bear interest at floating rates based upon either an adjusted Term SOFR for the applicable interest period or an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2025 364-Day Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating.

The 2025 364-Day Revolving Credit Agreement contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement including, among other things, limitations on consolidations, mergers, and sales of assets. The 2025 364-Day Revolving Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2025 364-Day Revolving Credit Agreement as of December 31, 2025. As of December 31, 2025, there were no outstanding borrowings under the 2025 364-Day Revolving Credit Agreement.

On August 28, 2023, we entered into an uncommitted facility letter (the "Uncommitted Credit Facility"), which provides that from time to time, we may request, and the lender in its absolute and sole discretion may provide, short-term loans. Borrowings under the Uncommitted Credit Facility may be used only for general corporate and working capital purposes. The Uncommitted Credit Facility provides that the aggregate principal amount of outstanding borrowings at any time shall not exceed $300.0 million. Each borrowing under the Uncommitted Credit Facility will mature on the maturity date specified by the lender at the time of the advance, which will be no more than 90 days following the date of the advance. The Uncommitted Credit Facility and borrowings thereunder are unsecured. Borrowings under the Uncommitted Credit Facility bear interest at floating rates, based upon either Term SOFR for the applicable interest period, the prime rate, or lender’s cost of funds, in each case, plus an applicable margin determined at the time of each borrowing. The Uncommitted Credit Facility includes customary affirmative and negative covenants and events of default for unsecured uncommitted financing arrangements. We were in compliance with all covenants under the Uncommitted Credit Facility as of December 31, 2025. As of December 31, 2025, there were no outstanding borrowings under the Uncommitted Credit Facility.

Borrowings under our revolving credit facilities have been executed with underlying notes that have maturities of three months or less. At maturity of the underlying note, we elect to either repay the note, borrow the same amount, or some combination thereof. On our consolidated statements of cash flows, we present the borrowings and repayments of these underlying notes as net cash inflows or outflows due to their short-term nature.

The estimated fair value of our senior notes, which includes our Euro and Swiss notes, as of December 31, 2025, based on quoted prices for the specific securities from transactions in over-the-counter markets (Level 2), was $7,603.8 million.

At December 31, 2025 and 2024, the weighted average interest rate for our borrowings was 3.8 percent and 3.7 percent, respectively. We paid $298.4 million, $200.8 million, and $200.6 million in interest during 2025, 2024, and 2023, respectively.

13.
Accumulated Other Comprehensive Income

AOCI refers to certain gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are initially recorded as an adjustment to stockholders’ equity. Amounts in AOCI may be reclassified to net earnings upon the occurrence of certain events.

Our AOCI is comprised of foreign currency translation adjustments, unrealized gains and losses on cash flow hedges, and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions on our defined benefit plans. Foreign currency translation adjustments are reclassified to net earnings upon sale or upon a complete or substantially complete liquidation of an investment in a foreign entity. Unrealized gains and losses on cash flow hedges are reclassified to net earnings when the hedged item affects net earnings. Amounts related to defined benefit plans that are in AOCI are reclassified over the service periods of employees in the plan. See Note 15 for more information on our defined benefit plans.

The following table shows the changes in the components of AOCI, net of tax (in millions):

	Foreign	Cash	Defined
	Currency	Flow	Benefit	Total
	Translation	Hedges	Plan Items	AOCI
Balance December 31, 2024	$(239.0)	$88.2	$(112.0)	$(262.8)
AOCI before reclassifications	69.8	(6.3)	37.6	101.1
Reclassifications to statements of earnings	-	(45.3)	1.3	(44.0)
Balance December 31, 2025	$(169.2)	$36.6	$(73.1)	$(205.7)

The following table shows the reclassification adjustments from AOCI (in millions):

	Amount of Gain / (Loss)
	Reclassified from AOCI
	For the Years Ended December 31,			Location on
Component of AOCI	2025	2024	2023	Statements of Earnings
Cash flow hedges
Foreign exchange forward contracts	$56.3	$85.3	$94.1	Cost of products sold
Forward starting interest rate swaps	(0.7)	(0.7)	(0.7)	Interest expense, net
	55.6	84.6	93.4	Total before tax
	10.3	14.7	16.0	Provision for income taxes
	$45.3	$69.9	$77.4	Net of tax
Defined benefit plans
Settlements, Prior service cost and unrealized actuarial gain	$(1.9)	$1.1	$6.1	Other income (expense), net
	(0.6)	0.5	0.3	Provision for income taxes
	$(1.3)	$0.6	$5.8	Net of tax
Total reclassifications	$44.0	$70.5	$83.2	Net of tax

The following table shows the tax effects on each component of AOCI recognized in our consolidated statements of comprehensive income (loss) (in millions):

	For the Years Ended December 31,
	Before Tax			Tax			Net of Tax
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Foreign currency cumulative translation adjustments	$7.1	$(40.3)	$(2.9)	$(62.7)	$39.3	$(12.8)	$69.8	$(79.6)	$9.9
Unrealized cash flow hedge (losses) gains	(6.7)	116.0	84.8	(0.4)	21.2	13.7	(6.3)	94.8	71.1
Reclassification adjustments on cash flow hedges	(55.6)	(84.6)	(93.4)	(10.3)	(14.7)	(16.0)	(45.3)	(69.9)	(77.4)
Adjustments to prior service cost and unrecognized actuarial assumptions	48.7	(18.6)	(17.0)	9.8	(1.5)	(1.7)	38.9	(17.1)	(15.3)
Total Other Comprehensive (Loss) Income	$(6.5)	$(27.5)	$(28.5)	$(63.6)	$44.3	$(16.8)	$57.1	$(71.8)	$(11.7)

14.
Derivative Instruments and Hedging Activities

We are exposed to certain market risks relating to our ongoing business operations, including foreign currency exchange rate risk, commodity price risk, interest rate risk and credit risk. We manage our exposure to these and other market risks through regular operating and financing activities. Currently, the only risks that we manage through the use of derivative instruments are interest rate risk and foreign currency exchange rate risk.

Interest Rate Risk

Derivatives Designated as Fair Value Hedges

We currently use fixed-to-variable interest rate swaps to partially manage our exposure to interest rate risk from our cash investments and debt portfolio. These derivative instruments are designated as fair value hedges under GAAP. Changes in the fair value of the derivative instrument are recorded in current earnings and are offset by gains or losses on the underlying debt instrument.

In 2021, we entered into $1 billion of fixed-to-variable interest rate swaps that we have designated as fair value hedges of $1 billion of our fixed rate debt obligations.

As of December 31, 2025 and December 31, 2024, the following amounts were recorded on our consolidated balance sheets related to cumulative basis adjustments for fair value hedges (in millions):

	Carrying Amount of the Hedged Liabilities		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Liabilities
Balance Sheet Line Item	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Long-term debt	$884.0	$837.6	$(112.4)	$(158.6)

Derivatives Designated as Cash Flow Hedges

In 2014, we entered into forward starting interest rate swaps that were designated as cash flow hedges of our thirty-year tranche of senior notes (the 4.450% Senior Notes due 2045) we expected to issue in 2015. The forward starting interest rate swaps mitigated the risk of changes in interest rates prior to the completion of the notes offering. The interest rate swaps were settled, and the remaining loss to be recognized at December 31, 2025 was $22.5 million, which will be recognized using the effective interest rate method over the remaining maturity period of the hedged notes.

Foreign Currency Exchange Rate Risk

We operate on a global basis and are exposed to the risk that our financial condition, results of operations and cash flows could be adversely affected by changes in foreign currency exchange rates. To reduce the potential effects of foreign currency exchange rate movements on net earnings, we enter into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. We also designated our Euro notes and other foreign currency exchange forward contracts as net investment hedges of investments in foreign subsidiaries. We are primarily exposed to foreign currency exchange rate risk with respect to transactions and net assets denominated in Euros, Swiss Francs, Japanese Yen, British Pounds, Chinese Renminbi, Canadian Dollars,

Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Turkish Lira, Polish Zloty, Danish Krone, and Norwegian Krone. We do not use derivative financial instruments for trading or speculative purposes.

Derivatives Designated as Net Investment Hedges

We are exposed to the impact of foreign exchange rate fluctuations in the investments in our wholly-owned foreign subsidiaries that are denominated in currencies other than the U.S. Dollar. In order to mitigate the volatility in foreign exchange rates, we have issued Euro notes. In September 2025, we issued Swiss Franc notes, as discussed in Note 12. We have designated 100 percent of our Euro notes and Swiss notes to hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Euro and Swiss Franc, respectively. All changes in the fair value of the hedging instrument designated as a net investment hedge are recorded as a component of AOCI in our consolidated balance sheets.

At December 31, 2025, we had receive-fixed-rate, pay-fixed-rate cross-currency interest rate swaps with notional amounts outstanding of Japanese Yen 54.1 billion and Swiss Franc 290 million. These transactions further hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Japanese Yen and Swiss Franc. All changes in the fair value of a derivative instrument designated as a net investment hedge are recorded as a component of AOCI in the consolidated balance sheets. The portion of this change related to the excluded component will be amortized into earnings over the life of the derivative while the remainder will be recorded in AOCI until the hedged net investment is sold or substantially liquidated. We recognize the excluded component in interest expense, net on our consolidated statements of earnings. The net cash received related to the receive-fixed-rate, pay-fixed-rate component of the cross-currency interest rate swaps is reflected in investing cash flows in our consolidated statements of cash flows. In the year ended December 31, 2025, Euro 225 million and Swiss Franc 75 million of these cross-currency interest rate swaps matured at a loss of $8.0 million and a loss of $18.6 million, respectively. In the year ended December 31, 2024, Euro 475 million of these cross-currency interest rate swaps matured at a loss of $19.3 million. In the year ended December 31, 2023, Euro 100 million and Swiss Franc 50 million of these cross-currency interest rate swaps matured at a gain of $6.0 million and a loss of $3.0 million, respectively. The settlement of these transactions with the counterparties is reflected in investing cash flows in our consolidated statements of cash flows and will remain in AOCI on our consolidated balance sheet until the hedged net investment is sold or substantially liquidated.

Derivatives Designated as Cash Flow Hedges

Our revenues are generated in various currencies throughout the world. However, a significant amount of our inventory is produced in U.S. Dollars. Therefore, movements in foreign currency exchange rates may have different proportional effects on our revenues compared to our cost of products sold. To minimize the effects of foreign currency exchange rate movements on cash flows, we hedge intercompany sales of inventory expected to occur within the next 30 months with foreign currency exchange forward contracts. We designate these derivative instruments as cash flow hedges.

We perform quarterly assessments of hedge effectiveness by verifying and documenting the critical terms of the hedge instrument and confirming that forecasted transactions have not changed significantly. We also assess on a quarterly basis whether there have been adverse developments regarding the risk of a counterparty default. For derivatives which qualify as hedges of future cash flows, the gains and losses are temporarily recorded in AOCI and then recognized in cost of products sold when the hedged item affects net earnings. On our consolidated statements of cash flows, the settlements of these cash flow hedges are recognized in operating cash flows.

For foreign currency exchange forward contracts outstanding at December 31, 2025, we had obligations to purchase U.S. Dollars and sell Euros, Japanese Yen, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Indian Rupees, Polish Zloty, Danish Krone, and Norwegian Krone and obligations to purchase Swiss Francs and sell U.S. Dollars. These derivatives mature at dates ranging from January 2026 through April 2028. As of December 31, 2025, the notional amounts of outstanding forward contracts entered into with third parties to purchase U.S. Dollars were $1,599.6 million. As of December 31, 2025, the notional amounts of outstanding forward contracts entered into with third parties to purchase Swiss Francs were $433.3 million.

Derivatives Not Designated as Hedging Instruments

We enter into foreign currency forward exchange contracts with terms of one to three months to manage currency exposures for monetary assets and liabilities denominated in a currency other than an entity’s functional currency. Any foreign currency re-measurement gains/losses recognized in earnings are generally offset with gains/losses on the foreign currency forward exchange contracts in the same reporting period. The amount of these gains/losses is recorded in other income (expense), net. Outstanding contracts are recorded on the balance sheet at fair value as of the end of the reporting period. The notional amounts of these contracts are typically in a range of $1.25 billion to $1.75 billion per quarter.

Income Statement Presentation

Derivatives Designated as Cash Flow Hedges

Derivative instruments designated as cash flow hedges had the following effects, before taxes, on AOCI and net earnings on our consolidated statements of earnings, consolidated statements of comprehensive income (loss) and consolidated balance sheets (in millions):

	Amount of Gain / (Loss)				Amount of Gain / (Loss)
	Recognized in AOCI			Location on	Reclassified from AOCI
	Years Ended December 31,			Statement of	Years Ended December 31,
Derivative Instrument	2025	2024	2023	Earnings	2025	2024	2023
Foreign exchange forward contracts	$(6.7)	$116.0	$84.8	Cost of products sold	$56.3	$85.3	$94.1
Forward starting interest rate swaps	-	-	-	Interest expense, net	(0.7)	(0.7)	(0.7)
	$(6.7)	$116.0	$84.8		$55.6	$84.6	$93.4

The fair value of outstanding derivative instruments designated as cash flow hedges and recorded on the consolidated balance sheet at December 31, 2025, together with settled derivatives where the hedged item has not yet affected earnings, was a net unrealized gain of $40.7 million, or $36.5 million after taxes, which is deferred in AOCI. A gain of $30.7 million, or $24.8 million after taxes, is expected to be reclassified to earnings in cost of products sold and a loss of $0.8 million, or $0.6 million after taxes, is expected to be reclassified to earnings in interest expense, net over the next twelve months.

The following table presents the effects of fair value, cash flow and net investment hedge accounting on our consolidated statements of earnings (in millions):

	Location and Amount of Gain/(Loss) Recognized in Income on Fair Value, Cash Flow and Net Investment Hedging Relationships
	Years Ended December 31,
	2025		2024		2023
	Cost of	Interest	Cost of	Interest	Cost of	Interest
	Products	Expense,	Products	Expense,	Products	Expense,
	Sold	Net	Sold	Net	Sold	Net
Total amounts of income and expense line items presented in the statements of earnings in which the effects of fair value, cash flow and net investment hedges are recorded	$2,493.7	$(292.8)	$2,191.2	$(218.0)	$2,083.8	$(201.2)
The effects of fair value, cash flow and net investment hedging:
Loss on fair value hedging relationships
Interest rate swaps	-	(31.7)	-	(41.1)	-	(38.9)
Gain (loss) on cash flow hedging relationships
Foreign exchange forward contracts	56.3	-	85.3	-	94.1	-
Forward starting interest rate swaps	-	(0.7)	-	(0.7)	-	(0.7)
Gain on net investment hedging relationships
Cross-currency interest rate swaps	-	23.7	-	30.9	-	33.7

Derivatives Not Designated as Hedging Instruments

The following gains from these derivative instruments were recognized on our consolidated statements of earnings (in millions):

	Location on	Years Ended December 31,
Derivative Instrument	Statements of Earnings	2025	2024	2023
Foreign exchange forward contracts	Other income (expense), net	$2.6	$10.5	$4.4

These gains do not reflect losses of $14.2 million, $26.1 million and $21.6 million in 2025, 2024 and 2023, respectively, recognized in other income (expense), net as a result of foreign currency re-measurement of monetary assets and liabilities denominated in a currency other than an entity’s functional currency.

Balance Sheet Presentation

As of December 31, 2025 and 2024, all derivative instruments designated as fair value hedges, cash flow hedges and net investment hedges are recorded at fair value on our consolidated balance sheets. On our consolidated balance sheets, we recognize individual forward contracts with the same counterparty on a net asset/liability basis if we have a master netting agreement with the counterparty. Under these master netting agreements, we are able to settle derivative instrument assets and liabilities with the same counterparty in a single transaction, instead of settling each derivative instrument separately. We have master netting agreements with all of our counterparties. The fair value of derivative instruments on a gross basis is as follows (in millions):

	As of December 31, 2025		As of December 31, 2024
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Asset Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current assets	$50.7	Other current assets	$82.3
Cross-currency interest rate swaps	Other current assets	29.0	Other current assets	1.6
Foreign exchange forward contracts	Other assets	18.7	Other assets	24.5
Cross-currency interest rate swaps	Other assets	20.7	Other assets	48.7
Total asset derivatives		$119.1		$157.1

Asset Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current assets	$5.2	Other current assets	$7.1

Liability Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$24.9	Other current liabilities	$13.8
Cross-currency interest rate swaps	Other current liabilities	9.4	Other current liabilities	12.0
Foreign exchange forward contracts	Other long-term liabilities	7.9	Other long-term liabilities	5.3
Cross-currency interest rate swaps	Other long-term liabilities	-	Other long-term liabilities	2.2
Interest rate swaps	Other long-term liabilities	112.4	Other long-term liabilities	158.6
Total liability derivatives		$154.6		$191.9

Liability Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$2.6	Other current liabilities	$6.1

The table below presents the effects of our master netting agreements on our consolidated balance sheets (in millions):

		As of December 31, 2025			As of December 31, 2024
Description	Location	Gross Amount	Offset	Net Amount in Balance Sheet	Gross Amount	Offset	Net Amount in Balance Sheet
Asset Derivatives
Cash flow hedges	Other current assets	$50.7	$21.5	$29.2	$82.3	$12.6	$69.7
Cash flow hedges	Other assets	18.7	6.5	12.2	24.5	4.7	19.8
Derivatives not designated as hedges	Other current assets	5.2	1.2	4.0	7.1	5.3	1.8

Liability Derivatives
Cash flow hedges	Other current liabilities	24.9	21.5	3.4	13.8	12.6	1.2
Cash flow hedges	Other long-term liabilities	7.9	6.5	1.4	5.3	4.7	0.6
Derivatives not designated as hedges	Other current liabilities	2.6	1.2	1.4	6.1	5.3	0.8

The following net investment hedge gains (losses) were recognized on our consolidated statements of comprehensive income (loss) (in millions):

	Amount of Gain / (Loss)
	Recognized in AOCI
	Years Ended December 31,
Derivative Instrument	2025	2024	2023
Euro Notes	$(236.0)	$80.8	$(37.4)
Swiss Notes	(13.3)	-	-
Cross-currency interest rate swaps	(22.5)	79.5	(16.9)
	$(271.8)	$160.3	$(54.3)

15.
Retirement Benefit Plans

We have defined benefit pension plans covering certain U.S. and Puerto Rico employees. Plan benefits are primarily based on years of credited service and the participant’s average eligible compensation. The U.S. and Puerto Rico plans are frozen except for one insignificant plan; meaning there are no new participants that can join the plan and participants in the plan do not accrue additional years of service or compensation. In addition to the U.S. and Puerto Rico defined benefit pension plans, we sponsor various foreign pension arrangements, including retirement and termination benefit plans required by local law or coordinated with government sponsored plans.

We use a December 31 measurement date for our benefit plans.

Defined Benefit Plans

The components of net pension expense for our defined benefit retirement plans were as follows (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2025	2024	2023	2025	2024	2023
Service cost	$0.2	$0.3	$0.4	$20.9	$18.1	$15.5
Interest cost	18.1	18.3	18.7	12.4	14.2	15.7
Expected return on plan assets	(30.7)	(30.7)	(30.1)	(24.2)	(24.4)	(22.5)
Settlements	-	-	0.1	(2.4)	(2.2)	(2.6)
Amortization of prior service cost	0.2	0.1	0.2	0.9	(3.1)	(4.4)
Amortization of unrecognized actuarial loss	2.8	3.5	2.8	0.4	0.6	(2.2)
Net periodic (income) benefit expense	$(9.4)	$(8.5)	$(7.9)	$8.0	$3.2	$(0.5)

In our consolidated statements of earnings, service cost is reported in the same location as other compensation costs arising from services rendered by the pertinent employees while the other components of net pension expense are reported in other income (expense), net.

The weighted average actuarial assumptions used to determine net pension expense for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2025	2024	2023	2025	2024	2023
Discount rate	5.27%	4.97%	5.25%	1.71%	2.18%	2.60%
Rate of compensation increase	-	-	-	2.46%	2.49%	2.33%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%	3.02%	3.30%	3.17%

The expected long-term rate of return on plan assets is based on the historical and estimated future rates of return on the different asset classes held in the plans. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. We believe that historical asset results approximate expected market returns applicable to the funding of a long-term benefit obligation.

Discount rates were determined for each of our defined benefit retirement plans at their measurement date to reflect the yield of a portfolio of high quality bonds matched against the timing and amounts of projected future benefit payments.

Changes in projected benefit obligations and plan assets were (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2025	2024	2025	2024
Projected benefit obligation - beginning of year	$356.2	$380.6	$656.4	$654.4
Service cost	0.2	0.3	20.9	18.1
Interest cost	18.1	18.3	12.4	14.2
Plan Amendments	-	-	-	7.6
Employee contributions	-	-	26.8	21.7
Benefits paid	(20.6)	(22.0)	(77.2)	(67.3)
Actuarial loss (gain)	14.6	(21.0)	(8.6)	53.2
Settlements	-	-	-	(2.3)
Translation loss (gain)	-	-	82.1	(43.2)
Projected benefit obligation - end of year	$368.5	$356.2	$712.8	$656.4

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2025	2024	2025	2024
Plan assets at fair market value - beginning of year	$444.0	$433.8	$718.4	$751.7
Actual return on plan assets	60.6	32.0	50.3	46.0
Employer contributions	0.1	0.1	18.1	17.5
Employee contributions	-	-	26.8	21.7
Settlements	-	-	-	(2.3)
Benefits paid	(20.6)	(22.0)	(77.2)	(67.3)
Translation gain (loss)	-	-	90.7	(48.9)
Plan assets at fair market value - end of year	$484.1	$444.0	$827.1	$718.4
Funded status	$115.6	$87.8	$114.3	$62.0

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2025	2024	2025	2024
Amounts recognized in consolidated balance sheet:
Prepaid pension	$116.8	$89.0	$133.6	$82.5
Short-term accrued benefit liability	(0.1)	(0.1)	(0.4)	(1.3)
Long-term accrued benefit liability	(1.1)	(1.1)	(18.9)	(19.2)
Net amount recognized	$115.6	$87.8	$114.3	$62.0

The weighted average actuarial assumptions used to determine the projected benefit obligation for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2025	2024	2023	2025	2024	2023
Discount rate	5.58%	5.05%	5.38%	2.10%	1.76%	2.21%
Rate of compensation increase	-	-	-	2.45%	2.50%	2.34%

Plans with projected benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2025	2024	2025	2024
Projected benefit obligation	$1.2	$1.2	$28.1	$26.9
Plan assets at fair market value	-	-	9.3	8.0

Total accumulated benefit obligations and plans with accumulated benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2025	2024	2025	2024
Total accumulated benefit obligations	$368.5	$356.2	$697.0	$641.0
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	1.2	1.2	26.1	24.8
Plan assets at fair market value	-	-	9.3	8.0

The benefits expected to be paid out in each of the next five years and for the five years combined thereafter are as follows (in millions):

For the Years Ending December 31,	U.S. and Puerto Rico	Foreign
2026	$26.5	$43.5
2027	27.0	40.5
2028	27.1	40.6
2029	28.5	39.7
2030	27.0	39.3
2031-2035	133.7	193.6

The U.S. and Puerto Rico defined benefit retirement plans’ overall investment strategy seeks to mitigate risk and balance the volatility of assets relative to liabilities due to interest rate fluctuations while allowing for some level of long-term growth of capital. We have established target ranges of assets held by the plans of 30 to 50 percent for equity securities and 50 to 70 percent for debt securities. The plans strive to have sufficiently diversified assets so that adverse or unexpected results from one asset class will not have an unduly detrimental impact on the entire portfolio. We regularly review the investments in the plans and we may rebalance them from time-to-time based upon the target asset allocation of the plans, funded status, or market environment to better align returns with the timing of expected benefit payments to participants.

For the U.S. and Puerto Rico plans, we maintain an investment policy statement that guides the investment allocation in the plans. The investment policy statement describes the target asset allocation positions described above. Our benefits committee, along with our investment advisor, monitor compliance with and administer the investment policy statement and the plans’ assets and oversee the general investment strategy and objectives of the plans. Our benefits committee generally meets quarterly to review performance.

The investment strategies of foreign based plans vary according to the plan provisions and local laws. The majority of the assets in foreign based plans are located in Switzerland-based plans. These assets are held in trusts and are commingled with the assets of other Swiss companies with representatives of all the companies making the investment decisions. The overall strategy is to maximize total returns while avoiding risk. The trustees of the assets have established target ranges of assets held by the plans of 30 to 50 percent in debt securities, 20 to 37 percent in equity securities, 15 to 24 percent in real estate, 3 to 15 percent in cash funds and 0 to 12 percent in other funds.

The fair value of our U.S. and Puerto Rico pension plan assets by asset category was as follows (in millions):

	As of December 31, 2025
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$7.0	$7.0	$-	$-
Equity securities	209.6	-	209.6	-
Fixed income securities	267.5	-	267.5	-
Total	$484.1	$7.0	$477.1	$-

	As of December 31, 2024
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$7.8	$7.8	$-	$-
Equity securities	225.8	-	225.8	-
Fixed income securities	210.4	-	210.4	-
Total	$444.0	$7.8	$436.2	$-

The fair value of our foreign pension plan assets was as follows (in millions):

	As of December 31, 2025
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$39.6	$39.6	$-	$-
Equity securities	188.5	172.5	16.0	-
Fixed income securities	193.4	-	193.4	-
Other types of investments	184.6	-	184.6	-
Real estate	221.0	-	-	221.0
Total	$827.1	$212.1	$394.0	$221.0

	As of December 31, 2024
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$29.3	$29.3	$-	$-
Equity securities	165.7	150.6	15.1	-
Fixed income securities	177.6	-	177.6	-
Other types of investments	162.8	-	162.8	-
Real estate	183.0	-	-	183.0
Total	$718.4	$179.9	$355.5	$183.0

As of December 31, 2025 and 2024, our defined benefit pension plans’ assets did not hold any direct investment in Zimmer Biomet Holdings common stock.

Equity securities are valued using a market approach, based on quoted prices for the specific security from transactions in active exchange markets (Level 1), or in some cases where we are invested in mutual or collective funds, based upon the net asset value per unit of the fund which is determined from quoted market prices of the underlying securities in the fund’s portfolio (Level 2). Fixed income securities are valued using a market approach, based upon quoted prices for the specific security or from institutional bid evaluations. Real estate is valued by discounting to present value the cash flows expected to be generated by the specific properties.

The following table provides a reconciliation of the beginning and ending balances of our foreign pension plan assets measured at fair value that used significant unobservable inputs (Level 3) (in millions):

December 31, 2025
Beginning Balance	$183.0
Change in fair value of assets	16.8
Net purchases and sales	(5.6)
Translation gain	26.8
Ending Balance	$221.0

We expect that we will have minimal legally required funding requirements in 2026 for the qualified U.S. and Puerto Rico defined benefit retirement plans, and we do not expect to voluntarily contribute to these plans during 2026. Contributions to foreign defined benefit plans are estimated to be $16.0 million in 2026. We do not expect the assets in any of our plans to be returned to us in the next year.

Defined Contribution Plans

We also sponsor defined contribution plans for substantially all of the U.S. and Puerto Rico employees and certain employees in other countries.

The benefits offered under these plans are reflective of local customs and practices in the countries concerned. We expensed $56.6 million, $56.2 million and $60.4 million related to these plans for the years ended December 31, 2025, 2024 and 2023, respectively.

16.
Income Taxes

The components of earnings (loss) before income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2025	2024	2023

United States operations	$(127.5)	$251.8	$57.0
Foreign operations	958.3	784.8	1,010.3
Total	$830.8	$1,036.6	$1,067.3

The provision (benefit) for income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2025	2024	2023
Current:
Federal	$62.9	$4.4	$0.5
State	21.5	20.9	19.5
Foreign	128.5	153.8	118.5
	212.9	179.1	138.5
Deferred:
Federal	(120.9)	(59.7)	(125.2)
State	(30.8)	(12.3)	(16.7)
Foreign	64.5	24.3	45.6
	(87.2)	(47.7)	(96.3)
Provision for income taxes	$125.7	$131.4	$42.2

The components of income taxes paid, net of refunds received, consisted of the following (in millions):

	For the Years Ended December 31,
	2025	2024	2023

US federal	$196.9
US state and local	24.1
US income tax paid	$221.0
Foreign
China	$25.5
Other - foreign	130.4
Foreign income tax paid	$155.9
Net income taxes paid	$376.9
Net income tax paid (prior to ASU 2023-09)	$-	$328.5	$215.2

A reconciliation of the U.S. statutory income tax rate to our effective tax rate, and related dollar amounts, for the year ended December 31, 2025 is as follows ($ in millions):

	For the Year Ended December 31, 2025
	Amount	Percent
U.S. federal statutory income tax rate	$174.5	21.0%
Domestic state and local income taxes, net of federal effect	(7.3)	(0.9)
Foreign tax effects
Switzerland
Statutory income tax rate differential	(85.0)	(10.2)
Intercompany distributions	28.9	3.5
State and local income taxes	15.0	1.8
Other	2.2	0.3
China
Intercompany distributions	22.6	2.7
Other	0.2	-
Other foreign jurisdictions	4.4	0.5
Cross-border tax laws
Global intangible low-taxed income	47.0	5.6
Foreign derived deduction eligible income	(9.5)	(1.1)
Cross-border tax laws - other	14.8	1.8
Tax credits
Research credits	(16.5)	(2.0)
Foreign tax credits	(19.0)	(2.3)
Valuation allowance changes	95.7	11.5
Nontaxable and nondeductible items
Contingent consideration	(17.1)	(2.1)
Nontaxable and nondeductible items - other	3.5	0.4
Worldwide changes in unrecognized tax benefits	1.5	0.2
Other
Investments in partnership	(48.4)	(5.8)
Capital loss	(105.5)	(12.7)
Net operating loss	9.9	1.2
Domestic federal - other	13.8	1.7
Total	$125.7	15.1%

For the year ended December 31, 2025, state and local income taxes in California, Illinois, Indiana, New York, and Minnesota comprise the majority of the domestic state and local income taxes, net of federal effect category.

A reconciliation of the U.S. statutory income tax rate to our effective tax rate for the years ended December 31, 2024 and 2023 is as follows:

	For the Years Ended December 31,
	2024	2023
U.S. statutory income tax rate	21.0%	21.0%
State taxes, net of federal deduction	0.7	0.2
Tax impact of foreign operations, including U.S. taxes on international income and foreign tax credits	(6.6)	(0.3)
Change in valuation allowance	(0.3)	(0.2)
Non-deductible expenses	0.3	0.7
Tax impact of certain significant transactions	0.1	-
Tax benefit relating to foreign derived intangible income and U.S. manufacturer’s deduction	(0.2)	(0.8)
R&D tax credit	(1.1)	(0.6)
Share-based compensation	1.0	0.1
Net uncertain tax positions, including interest and penalties	(3.2)	(16.0)
Other	1.0	(0.1)
Effective income tax rate	12.7%	4.0%

Our operations in Puerto Rico benefit from a tax incentive grant which expires in fiscal year 2026.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are recorded to reduce deferred income tax assets when it is more likely than not that an income tax benefit will not be realized. We reclassified certain prior period amounts to conform to the current period presentation.

The components of deferred taxes consisted of the following (in millions):

	As of December 31,
	2025	2024
Deferred tax assets:
Inventory	$266.7	$202.6
Net operating loss carryover	459.3	452.4
Tax credit carryover	121.2	100.5
Capital loss carryover	123.7	7.4
Product liability and litigation	23.7	25.9
Accrued liabilities	94.2	54.8
Share-based compensation	41.2	42.2
Accounts receivable	28.8	31.2
Foreign currency items	28.7	-
Research and development	93.0	129.9
Investment in partnerships	52.6	-
Lease liability	55.3	58.1
Other	1.6	9.4
Total deferred tax assets	1,390.0	1,114.4
Less: Valuation allowances	(573.0)	(449.4)
Total deferred tax assets after valuation allowances	$817.0	$665.0
Deferred tax liabilities:
Fixed assets	$153.0	$118.2
Intangible assets	534.6	437.0
Foreign currency items	-	40.8
Lease asset	49.1	51.4
Defined benefit plans	49.1	33.5
Other	13.4	16.5
Total deferred tax liabilities	799.2	697.4
Total net deferred income taxes	$17.8	$(32.4)

At December 31, 2025, net operating loss, tax credit carryovers, and capital loss carryovers are available to reduce future federal, state and foreign taxable earnings (in millions):

Expiration Period:	Net operating loss carryover	Tax credit carryover	Capital loss carryover
1-5 years	$24.2	$29.0	$115.3
6-10 years	231.9	78.8	-
11+ years	39.5	12.2	0.6
Indefinite	163.7	1.2	7.8
	459.3	121.2	123.7
Valuation allowances	$391.0	$47.8	$123.7

The assessment of the realizability of deferred tax assets related to capital loss carryforwards requires significant judgment. Realization of these deferred tax assets is dependent on our ability to generate capital gains of the appropriate character prior to expiration of the carryforwards. As a result, we have recorded a full valuation allowance against these deferred tax assets as of the reporting date. This conclusion could change if future events provide sufficient positive evidence, including but not limited to strategic asset sales, changes in investment strategy, or other taxable transactions that generate capital gains of the appropriate character. We monitor these factors on an ongoing basis. A change in judgment regarding the realizability of these capital loss carryforwards could result in a reduction of the valuation allowance and a corresponding decrease in income tax expense in the period such determination is made.

The remaining valuation allowances booked against deferred tax assets of $10.5 million relate primarily to accrued liabilities and intangible assets that management believes, more likely than not, will not be realized.

We generally intend to limit distributions such that they would not result in significant U.S. tax costs. These distributions could come from foreign subsidiaries earnings that were previously taxed in the U.S. as a result of the transition tax or tax on Global Intangible Low-Taxed Income (“GILTI”). These previously taxed earnings would not be subject to further U.S. federal tax. However, in 2025 we implemented a policy to repatriate cash reserves from China to the U.S. and recorded appropriate current and deferred tax impacts. We have not provided deferred taxes on any other outside basis differences in our investments in other foreign subsidiaries as these other outside basis differences are indefinitely reinvested in the operations of our foreign entities. If we decide later to repatriate these earnings to the U.S., we would be required to provide for the net tax effects on these amounts. We estimate that the total tax effect of a potential repatriation would not be significant under enacted tax laws and regulations and at current foreign currency exchange rates.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in millions):

	For the Years Ended December 31,
	2025	2024	2023
Balance at January 1	$241.4	$391.9	$521.0
Increases related to business combinations	0.6	-	-
Increases related to prior periods	1.4	80.9	68.7
Decreases related to prior periods	(0.3)	(136.8)	(206.2)
Increases related to current period	4.8	4.3	8.7
Decreases related to settlements with taxing authorities	-	(98.4)	-
Decreases related to lapse of statute of limitations	(0.5)	(0.5)	(0.3)
Balance at December 31	$247.4	$241.4	$391.9
Amounts impacting effective tax rate, if recognized balance at December 31	$213.2	$204.1	$251.6

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. During 2025, we released interest and penalties of $2.2 million, and as of December 31, 2025, had a recognized asset for interest and penalties receivable of $3.6 million, which does not include any increase related to business combinations.

During 2024, we released interest and penalties of $86.9 million, and as of December 31, 2024, had a recognized liability for interest and penalties of $2.3 million, which does not include any increase related to business combinations. During 2023, we released interest and penalties of $45.3 million, and as of December 31, 2023, had a recognized liability for interest and penalties of $89.1 million, which does not include any increase related to business combinations.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. Additionally, tax laws have and continue to undergo rapid changes in both application and interpretation by various countries, including initiatives led by the Organisation for Economic Cooperation and Development. Our income tax filings are subject to examinations by taxing authorities throughout the world. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed.

We are under continuous audit by the Internal Revenue Service (“IRS”) and other foreign taxing authorities in the jurisdictions where we operate. In addition, some jurisdictions in which we operate require payment of disputed taxes to petition a court or taxing authority, or we may elect to make such payments prior to final resolution. We record any prepayments as income tax receivables when we believe our position is more likely than not to be upheld. We assess our position on these disputes at each reporting period. During the course of these audits, we receive proposed adjustments from taxing authorities that may be material. Therefore, there is a possibility that an adverse outcome in these audits could have a material effect on our results of operations and financial condition. Our U.S. federal income tax returns have been audited through 2019.

The IRS has proposed adjustments for tax years 2013-2015, primarily related to transfer pricing involving our cost sharing agreement between the U.S. and Switzerland affiliated companies and the reallocation of profits between certain U.S. and foreign subsidiaries. We intend to continue to vigorously contest the adjustments, and we will pursue all available administrative and, if necessary, judicial remedies. If we pursue judicial remedies in the U.S. Tax Court for years 2013-2015, a number of years will likely elapse before such matters are finally resolved. No payment of any amount related to this matter is required to be made, if at all, until all applicable proceedings have been completed.

The IRS has proposed adjustments for tax years 2016-2019, primarily related to the U.S. taxation of foreign earnings and profits, which could result in additional material tax expense if we are unsuccessful in defending our position. This includes a proposed increase to our U.S. federal taxable income, which would result in tax expense of approximately $312 million, subject to interest. We strongly believe that the position of the IRS, with regard to this matter, is inconsistent with the applicable U.S. Treasury Regulations. We intend to continue to vigorously contest the adjustment, and we will pursue all available administrative and, if necessary, judicial remedies. If we pursue judicial remedies in the U.S. Tax Court for years 2016-2019, a number of years will likely elapse before such matters are finally resolved. No payment of any amount related to this matter is required to be made, if at all, until all applicable proceedings have been completed.

State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state impact of any federal changes generally remains subject to examination by various states for a period of up to one year after formal notification to the states. We have various state income tax return positions in the process of audit or appeals.

In other major foreign jurisdictions, open years are generally 2016 or later.

On July 4, 2025, the reconciliation bill, commonly referred to as the One Big Beautiful Bill Act (OBBBA), was signed into law in the U.S., which includes a broad range of tax reform provisions. Beginning in 2025, the OBBBA provides an elective deduction for domestic research and development expenses, a reinstatement of elective 100% first-year bonus depreciation and repeal of non-U.S. corporations' fiscal year end. The legislation did not have a material impact on our consolidated financial statements as of December 31, 2025.

Members of the OECD, over 140 countries, have agreed in principle to a global minimum tax of 15% of reported profits (Pillar 2). The OECD has published model rules on Pillar 2 and many countries have now incorporated Pillar 2 model rule concepts into their domestic laws. The model rules provide a framework for applying the minimum tax, however, countries may enact Pillar 2 slightly differently than the model rules and on different timelines. In January 2025, the U.S. issued an executive order announcing opposition to aspects of these rules and in June 2025, the G7 countries agreed that U.S. Multi-National Entities (MNEs) should be excluded from certain aspects of the Pillar 2 global minimum tax rules. On January 5, 2026, the OECD/G20 announced the Side-by-Side (SbS) package, implemented as administrative guidance and modifying the operation of Pillar 2 rules. The package introduces simplifications and new safe harbors for U.S. and other multinational companies where domestic and international tax systems meet robust requirements to coexist with Pillar 2. The SbS package fully exempts U.S.-parented groups from the application of two of the three Pillar 2 top up taxes. We will continue to monitor U.S. and international legislative developments, including further announcements on the Side-by-Side package, to assess any potential impacts on our operations.

17.
Capital Stock and Earnings per Share

We are authorized to issue 250.0 million shares of preferred stock, none of which were issued or outstanding as of December 31, 2025.

The numerator for both basic and diluted earnings per share is net earnings available to common stockholders. The denominator for basic earnings per share is the weighted average number of common shares outstanding during the period. The denominator for diluted earnings per share is weighted average shares outstanding adjusted for the effect of dilutive stock options and other equity awards. The following is a reconciliation of weighted average shares for the basic and diluted share computations (in millions):

	For the Years Ended December 31,
	2025	2024	2023
Weighted average shares outstanding for basic net earnings per share	198.0	203.1	208.7
Effect of dilutive stock options and other equity awards	0.7	0.8	1.0
Weighted average shares outstanding for diluted net earnings per share	198.7	203.9	209.7

For the years ended December 31, 2025, 2024 and 2023, an average of 4.6 million options, 3.5 million options and 2.7 million options, respectively, to purchase shares of common stock were not included in the computation of diluted earnings per share as the exercise prices of these options were greater than the average market price of the common stock.

18.
Segment Data

We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; CMFT products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. Our chief operating decision maker (“CODM”) is our President and Chief Executive Officer. Our CODM allocates resources to achieve our operating profit goals through three operating segments. These operating segments, which also constitute our reportable segments, are Americas; EMEA; and Asia Pacific.

Our CODM evaluates performance based upon segment operating profit exclusive of operating expenses and income pertaining to certain inventory and manufacturing-related charges, intangible asset amortization, goodwill and intangible asset impairment, restructuring and other cost reduction initiatives, acquisition, integration, divestiture and related, certain litigation, certain European Union Medical Device Regulation expenses, other charges and corporate functions (collectively referred to as “Corporate items”). Corporate functions include corporate legal, finance, information technology, human resources and other corporate departments as well as stock-based compensation and certain operations, distribution and quality assurance. Intercompany transactions have been eliminated from segment operating profit. In addition to evaluating performance on a monthly basis, the CODM uses sales and operating profit information to manage the business, including identifying areas of focus and growth, reviewing operating trends and allocating resources.

In the quarter ended March 31, 2026, the responsibilities of certain senior leaders who report to our CODM and the related operating profit information that these leaders present to the CODM changed. The changes were primarily that: 1) results related to our Foot and Ankle business in EMEA and Asia Pacific are now included in the results of the Americas operating segment, and 2) certain product category expenses, such as centralized R&D and global marketing, are now included in the results of the Americas operating segment. In addition, our CODM no longer reviews segment asset information.

Our Americas operating segment is comprised principally of the U.S. and includes other North, Central and South American markets. As a result of the changes described above, our Americas operating segment also now includes the results of our Foot and Ankle business in EMEA and Asia Pacific and certain product category expenses, such as centralized R&D and global marketing. Our EMEA operating segment is now comprised principally of the commercial operations in Europe and includes the Middle East and African markets. Our Asia Pacific operating segment is now comprised principally of the commercial operations in Japan, China and Australia and includes other Asian and Pacific markets. Since the Americas now includes additional costs related to many centralized global product category expenses, profitability metrics in this operating segment are not comparable to the EMEA and Asia Pacific operating segments.

Financial information for our operating segments for the years ended December 31, 2025, 2024, and 2023 in the tables below has been recast to reflect these changes.

Segment operating profit measures by segment are as follows (in millions):

	Americas			EMEA			Asia Pacific			Total
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2025	2024	2023	2025	2024	2023	2025	2024	2023	2025	2024	2023

Net Sales	$5,191.1	$4,804.9	$4,633.6	$1,799.2	$1,686.3	$1,587.8	$1,241.2	$1,187.4	$1,172.8	$8,231.5	$7,678.6	$7,394.2
Cost of products sold, excluding intangible asset amortization	1,146.3	986.7	972.1	672.0	585.8	539.2	434.1	373.1	360.8
Selling, general and administrative	1,561.0	1,382.5	1,328.4	535.6	497.8	498.8	359.2	342.0	362.5
Research and development	295.4	267.7	274.4	7.7	7.8	6.9	14.1	13.3	15.6
Segment profit	$2,188.4	$2,167.9	$2,058.7	$583.9	$594.9	$543.0	$433.8	$459.1	$433.9	$3,206.1	$3,221.9	$3,035.6
Corporate items										1,442.1	1,344.3	1,196.4
Intangible asset amortization										665.9	591.9	561.5
Other (income) expense, net										(25.5)	31.1	9.3
Interest expense, net										292.8	218.0	201.2
Earnings before income taxes										$830.8	$1,036.6	$1,067.3

Other segment information is as follows (in millions):

	Depreciation and Amortization
	Year Ended December 31,
	2025	2024	2023

Americas	$177.9	$160.7	$146.6
EMEA	64.4	65.0	66.4
Asia Pacific	60.4	60.9	62.0
Corporate items	125.2	117.8	115.2
Intangible asset amortization	665.9	591.9	561.5
Total	$1,093.8	$996.3	$951.7

We conduct business in the following countries that hold 10 percent or more of our total consolidated Property, plant and equipment, net (in millions):

	As of December 31,
	2025	2024
United States	$1,331.5	$1,258.3
Other countries	875.6	790.5
Property, plant and equipment, net	$2,207.1	$2,048.8

U.S. sales were $4,764.0 million, $4,439.0 million, and $4,288.8 million for the years ended December 31, 2025, 2024 and 2023, respectively. Sales within any other individual country were less than 10 percent of our consolidated sales in each of those years. Sales are attributable to a country based upon the customer's country of domicile.

19.
Leases

We own most of our manufacturing facilities, but lease various office space, vehicles and other less significant assets throughout the world. Our contracts contain a lease if they convey a right to control the use of an identified asset, either explicitly or implicitly, in exchange for consideration. We have elected not to recognize a right-of-use asset nor a lease liability for leases with an initial term of twelve months or less. Additionally, we have elected not to separate non-lease components from the leased components in the valuation of our right-of-use asset and lease liability for all asset classes. Our lease contracts are a necessary part of our business, but we do not believe they are significant to our overall operations. We do not have any significant finance leases. Additionally, we do not have significant leases: where we are considered a lessor; where we sublease our assets; with an initial term of twelve months or less; with related parties; with residual value guarantees; that impose restrictions or covenants on us; or that have not yet commenced, but create significant rights and obligations against us.

Our real estate leases generally have terms of between 5 to 10 years and contain lease extension options that can vary from month-to-month extensions to up to 5 year extensions. We include extension options in our lease term if we are reasonably certain to exercise that option. In determining whether an extension is reasonably certain, we consider the uniqueness of the property for our needs, the availability of similar properties, whether the extension period payments remain the same or may change due to market rates or fixed price increases in the contract, and other economic factors. Our vehicle leases generally have terms of between 3 to 5 years and contain lease extension options on a month-to-month basis. Our vehicle leases are generally not reasonably certain to be extended.

We are required to discount our lease liabilities to present value using the rate implicit in the lease, or our incremental borrowing rate for a similar term as the lease term if the implicit rate is not readily available. We generally do not have adequate information to know the implicit rate in a lease and therefore use our incremental borrowing rate. The incremental borrowing rate must be on a collateralized basis, but our debt arrangements are unsecured. We have determined our incremental borrowing rate by using our credit rating to estimate our unsecured borrowing rate and applying reasonable assumptions to reduce the unsecured rate for a risk adjustment effect from collateral.

Information on our leases is as follows ($ in millions):

	For the Years Ended December 31,
	2025	2024	2023
Lease cost	$64.3	$64.7	$59.7
Cash paid for leases recognized in operating cash flows	$67.9	$57.9	$62.8
Right-of-use assets obtained in exchange for new lease liabilities	$38.1	$86.2	$77.8

	As of December 31,
	2025	2024
Right-of-use assets recognized in Other assets	$204.2	$213.5
Lease liabilities recognized in Other current liabilities	$57.5	$53.2
Lease liabilities recognized in Other long-term liabilities	$175.5	$190.2
Weighted-average remaining lease term	6.0 years	6.6 years
Weighted-average discount rate	3.6%	3.5%

Our variable lease costs are not significant.

Our future minimum lease payments as of December 31, 2025 were (in millions):

For the Years Ending December 31,
2026	$64.2
2027	52.8
2028	37.5
2029	28.4
2030	21.0
Thereafter	59.1
Total	263.0
Less imputed interest	30.0
Total	$233.0

20.
Commitments and Contingencies

From time to time, we are involved in various legal proceedings, including product liability, intellectual property, stockholder matters, tax disputes, commercial disputes, employment matters, whistleblower and qui tam claims and investigations, governmental proceedings and investigations, and other legal matters that arise in the normal course of our business, including those described below. On a quarterly and annual basis, we review relevant information with respect to loss contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews. We establish liabilities for loss contingencies on an undiscounted basis when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. For matters where a loss is believed to be reasonably possible, but not probable, or if no reasonable estimate of known or probable loss is available, no accrual has been made.

When determining the estimated loss or range of loss, significant judgment is required. Estimates of probable losses resulting from litigation and other contingencies are inherently difficult to predict, particularly when the matters are in early procedural stages with incomplete facts or legal discovery, involve unsubstantiated or indeterminate claims for damages, and/or potentially involve penalties, fines or punitive damages. In addition to the current matters, we are subject to the risk of future governmental, regulatory and legal actions. Governmental and regulatory actions may lead to product recalls, injunctions and other restrictions on our operations and monetary sanctions, which may include substantial civil or criminal penalties. Actions involving intellectual property could result in a loss of patent protection or the ability to market products, which could lead to significant sales reductions or cost increases, or otherwise materially affect the results of our operations.

We recognize litigation-related charges in Selling, general and administrative expense on our consolidated statement of earnings. During the years ended December 31, 2025, 2024 and 2023, we recognized $22.7 million, $30.5 million and $21.6 million, respectively, of net litigation-related charges. At December 31, 2025 and 2024, accrued litigation liabilities were $136.2 million and $156.4 million, respectively. These litigation-related charges and accrued liabilities reflect all of our litigation-related contingencies. The ultimate cost of litigation could be materially different than the amount of the current estimates and accruals and could have a material adverse impact on our financial condition and results of operations.

Litigation

In connection with our ongoing efforts to transform our sales and distribution strategies and go-to-market model in China, including making significant changes across our independent distributor network, some of the displaced or impacted distributors in China have formally and informally raised legal claims against us. Additional claims may come from these and other parties in the future. Based on currently known information and our legal assessment of these lawsuits and other claims in China, we do not believe a loss is probable and, therefore, no accrual has been made. However, the outcome of these lawsuits and disputes in China is uncertain. The changes in go-to-market model and commercial strategies in China, the outcome of existing litigation and the potential for additional litigation could have a material adverse impact on our results of operations in China.

Other Contingencies

Contractual obligations: We have entered into development, distribution and other contractual arrangements not accounted for as business combinations that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or, at our discretion, maintenance of exclusive rights to distribute a product. Since there is uncertainty on the timing or whether such payments will have to be made, they have not been recognized on our consolidated balance sheets. These estimated payments could range from $0 to approximately $225 million.